Filed pursuant to Rule 424(b)(7)
Registration No. 333-224813

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are neither offers to sell nor solicitations of offers to buy these securities in any jurisdiction where the offer or sale thereof is not permitted.

SUBJECT TO COMPLETION, DATED MAY 16, 2018

Preliminary Prospectus Supplement to Prospectus dated May 9, 2018

7,887,029 Shares

Aircastle Limited

Common Shares

Ontario Teachers’ Pension Plan Board (the “Selling Shareholder”) is offering 7,887,029 of our common shares by this prospectus supplement and the accompanying prospectus. Immediately after completion of this offering, the Selling Shareholder will own none of our issued and outstanding common shares. Our common shares are listed on the New York Stock Exchange (“NYSE”) under the symbol “AYR.” On May 15, 2018, the last reported sale price of our common shares on the NYSE was $22.80 per share.

The Selling Shareholder will receive all of the net proceeds from the sale of the common shares in this offering. We will not receive any of the proceeds from the sale of the common shares by the Selling Shareholder.

Investing in our common shares involves risks. See “Risk Factors” beginning on page S-12 of this prospectus supplement and page 2 of the accompanying prospectus and those risk factors incorporated by reference into this prospectus supplement and the accompanying prospectus from our Annual Report on Form 10-K for the year ended December 31, 2017.

Neither the Securities and Exchange Commission (“SEC”), the Registrar of Companies in Bermuda, the Bermuda Monetary Authority, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to the Selling Shareholder	$	$

The underwriters expect to deliver the common shares against payment in book-entry form through The Depository Trust Company (“DTC”) on or about                 , 2018.

Joint Book-Running Managers

Goldman Sachs & Co. LLC	Citigroup

Prospectus Supplement dated May        , 2018

This prospectus supplement and the accompanying prospectus are part of a “shelf” registration statement that we filed with the SEC. Under this shelf registration process, we and the Selling Shareholder may sell the securities described in the accompanying prospectus at our or its discretion in one or more offerings. You should read (i) this prospectus supplement, (ii) the accompanying prospectus, (iii) any free writing prospectus prepared by or on behalf of us or to which we have referred you and (iv) the documents incorporated by reference herein and therein that are described in this prospectus supplement, the accompanying prospectus under the heading “Where You Can Find More Information.”

Consent under the Exchange Control Act of 1972 (and its related regulations) has been granted by the Bermuda Monetary Authority for the issue and transfer of securities of Bermuda companies (other than certain equity securities) to and between non-residents of Bermuda for exchange control purposes, which includes the common shares. Neither the Bermuda Monetary Authority nor the Registrar of Companies in Bermuda accepts any responsibility for our financial soundness or the correctness of any of the statements made or opinions expressed in this prospectus supplement or the accompanying prospectus.

This prospectus supplement, the accompanying prospectus and any free writing prospectus that we prepare or authorize, contain and incorporate by reference information that you should consider when making your investment decision. We, the Selling Shareholder, the underwriters and their respective affiliates and agents have not authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The Selling Shareholder, the underwriters and their respective affiliates and agents are offering to sell, and seeking offers to buy, these securities only in jurisdictions where the offers and sales are permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus or any documents incorporated by reference in either is accurate only as of the stated date of each document in which the information is contained. After the stated date, our business, financial condition, results of operations and prospects may have changed.

This prospectus supplement and the accompanying prospectus summarize certain documents and other information to which we refer you for a more complete understanding of what we discuss in this prospectus supplement and the accompanying prospectus. In making an investment decision, you should rely on your own examination of us and the terms of this offering and our common shares, including the merits and risks involved.

We, the Selling Shareholder, the underwriters and their respective affiliates and agents are not making any representation to any purchaser of our common shares regarding the legality of the purchaser’s investment in our common shares. You should not consider any information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus to be legal, business or tax advice. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding an investment in our common shares.

Prospectus Supplement

Prospectus

FORWARD-LOOKING STATEMENTS

All statements included or incorporated by reference in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, other than characterizations of historical fact, are forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include, but are not necessarily limited to, statements relating to our ability to acquire, sell, lease or finance aircraft, raise capital, pay dividends, and increase revenues, earnings, EBITDA, Adjusted EBITDA and Adjusted Net Income and the global aviation industry and aircraft leasing sector. Words such as “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “may,” “will,” “would,” “could,” “should,” “seeks,” “estimates” and variations on these words and similar expressions are intended to identify such forward-looking statements. These statements are based on our historical performance and that of our subsidiaries and on our current plans, estimates and expectations and are subject to a number of factors that could lead to actual results to be materially different from those described in the forward-looking statements; we can give no assurance that our expectations will be attained. Accordingly, you should not place undue reliance on any forward-looking statements contained in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein or therein which are subject to certain risks and uncertainties that could cause actual results to differ materially from our expectations. These risks or uncertainties include, but are not limited to, those described under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2017 that is incorporated by reference in this prospectus supplement and the accompanying prospectus. In addition, new risks and uncertainties emerge from time to time, and it is not possible for us to predict or assess the impact of every factor that may cause our actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of the document in which the statements are contained. We expressly disclaim any obligation to revise or update publicly any forward-looking statement contained herein, in the accompanying prospectus or in the documents incorporated by reference herein or therein to reflect future events or circumstances.

S-ii

SUMMARY

This summary highlights the information contained elsewhere in or incorporated by reference in this prospectus supplement and the accompanying prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. For a more complete understanding of this offering, we encourage you to read this entire prospectus supplement and the accompanying prospectus and the information incorporated by reference herein and therein, including the financial statements and the notes to those statements.

In this prospectus supplement, except as otherwise indicated or the context otherwise requires, the terms “Aircastle,” “we,” “our” and “us” refer to Aircastle Limited and its consolidated subsidiaries.

Our Company

We acquire, lease, and sell commercial jet aircraft to airlines throughout the world. As of March 31, 2018, we owned and managed on behalf of our joint ventures 234 aircraft leased to 81 lessees located in 44 countries. Our aircraft are managed by an experienced team based in the United States, Ireland and Singapore. Our aircraft are subject to net leases whereby the lessee is generally responsible for maintaining the aircraft and paying operational, maintenance and insurance costs. In many cases, however, we are obligated to pay a portion of specified maintenance or modification costs. As of March 31, 2018, the net book value (including flight equipment held for lease and net investment in finance and sales-type leases, or “net book value”) was $6.68 billion compared to $6.73 billion at the end of 2017. Our revenues and net income were $796.6 million and $147.9 million, respectively, for the year ended December 31, 2017 and $202.7 million and $57.5 million, respectively, for the three months ended March 31, 2018.

Our Industry

Growth in commercial air traffic is broadly correlated with world economic activity. In recent years, commercial air traffic growth has expanded at a rate 1.5 to 2 times that of global GDP growth. The expansion of air travel has driven an increase in the world aircraft fleet. There are approximately 21,000 commercial mainline passenger and freighter aircraft in current operation worldwide. This fleet is expected to continue expanding at three to four percent average annual rate over the next twenty years. Aircraft leasing companies own approximately 42% of the world’s commercial jet aircraft.

Notwithstanding the sector’s long-term growth, the aviation market has been, and is expected to remain, subject to economic variability due to changes in macroeconomic variables, such as fuel price levels and foreign exchange rates. The aviation industry is also susceptible to external shocks, such as regional conflicts and terrorist events. Mitigating this risk is the portability of the assets, allowing aircraft to be redeployed to locations where demand is higher.

Air traffic data for the past several years has shown strong passenger market growth. According to the International Air Transport Association, global passenger traffic increased 7.6% during 2017 compared to 2016 and 7.2% during the first three months of 2018 compared to the same period in 2017. Air cargo traffic increased 9.0% during 2017 compared to 2016 and 5.4% during the first three months of 2018 compared to the same period in 2017.

Demand for air travel varies considerably by region. Emerging market economies have generally been experiencing greater increases in air traffic, driven by rising levels of per capita income. Air traffic growth is also being driven by the proliferation of low cost carriers, which have stimulated demand through lower prices. Mature markets, such as North America and Western Europe, are likely to grow more slowly in tandem with their economies. Airlines operating in areas with political instability or weakening economies are under pressure, and their near-term outlook is more uncertain. On balance, we believe air travel will increase over time and, as a result, we expect demand for modern aircraft will continue to remain strong over the long-term.

Fuel prices and interest rates have had a substantial effect on our industry. The price of oil dropped from $103 to $36 per barrel in the four years prior to December 2015. This allowed airlines to reduce ticket prices and stimulate aircraft traffic while retaining enough of this benefit to achieve record profit levels. A low interest rate environment and the strong overall performance of the aircraft financing sector attracted significant new capital, increasing competition for new investments. The downward trend in fuel prices and interest rates appears to have ended as fuel prices started rising in 2016. In 2018, the price of fuel has averaged approximately $65 per barrel. Likewise, interest rates have started to rise in the U.S., with Federal Reserve guidance suggesting multiple future rate hikes in the Federal Funds rate in 2018.

Capital availability for aircraft has varied over time, and we consider this variability to be a basic characteristic of our business. If pursued properly, this represents an important source of opportunity. Strong U.S. debt capital market conditions benefit borrowers by permitting access to financing at historic lows while export credit agency availability has been curtailed, both in the U.S. and in Europe, due to political issues. Commercial bank debt also continues to play a critical role for aircraft finance.

While financial market conditions remain attractive, geopolitical issues may increase capital costs and limit availability going forward. We believe these market forces should generate attractive additional investment and trading opportunities for which we are well placed to capitalize given our access to different financing sources, our limited capital commitments and our reputation as a reliable trading partner. Over the longer term, our strategy is to achieve an investment grade credit rating, which we believe will reduce our borrowing costs and enable more reliable access to debt capital throughout the business cycle.

Our Business

We originate acquisitions and sales through well-established relationships with airlines, other aircraft lessors, financial institutions and brokers, as well as other sources. We believe that sourcing such transactions globally through multiple channels provides for a broad and relatively consistent set of opportunities.

Our objective is to develop and maintain a diverse operating lease portfolio. We review our operating lease portfolio to sell aircraft opportunistically, to manage our portfolio diversification and to exit from aircraft investments when we believe selling will achieve better expected risk-adjusted cash flows than reinvesting in and re-leasing the aircraft.

We have an experienced acquisition and sales team based in Stamford, Connecticut; Dublin, Ireland; and Singapore that maintains strong relationships with a wide variety of market participants throughout the world. We believe that our seasoned personnel and extensive industry contacts facilitate our access to acquisition and sales opportunities and that our strong operating track record facilitates our access to debt and equity capital markets.

Potential investments and sales are evaluated by teams comprised of marketing, technical, risk management, finance and legal professionals. These teams consider a variety of aspects before we commit to purchase or sell an aircraft, including price, specification/configuration, age, condition and maintenance history, operating efficiency, lease terms, financial condition and liquidity of the lessee, jurisdiction, industry trends and future redeployment potential and values. We believe that utilizing a cross-functional team of experts to consider investment parameters helps us assess more completely the overall risk and return profile of potential acquisitions and helps us move forward expeditiously on letters of intent and acquisition documentation.

Nearly all of our aircraft are contracted on operating leases. Under an operating lease, we retain the benefit, and bear the risk, of re-leasing and of the residual value of the aircraft at the end of the lease. Operating leasing can be an attractive alternative to ownership for an airline because leasing increases an airline’s fleet flexibility, requires lower capital commitments, and significantly reduces aircraft residual value risks for the airline. Under an operating lease, the lessee agrees to lease an aircraft for a fixed term, although certain of our operating leases allow the lessee the option to extend the lease for an additional term or, in rare cases, terminate the lease prior to its expiration. As a percentage of lease rental revenue, our four largest customers, Lion Air, Avianca Brazil, LATAM Airlines Group and South African Airways, accounted for 7%, 7%, 6% and 5%, respectively, for the year ended December 31, 2017.

Each of our leases requires the lessee to pay periodic rentals during the lease term. As of March 31, 2018, rentals on approximately 94% of our leases then in effect, as a percentage of net book value, are fixed and do not vary according to changes in interest rates. For the remaining leases, rentals are payable on a floating interest-rate basis. Virtually all lease rentals are payable monthly in advance, and all lease rentals are payable in U.S. dollars.

Our aircraft re-leasing strategy is to develop opportunities proactively, well in advance of scheduled lease expiration, to enable consideration of a broad set of alternatives, including deployment, sale or part-out, and to allow for reconfiguration or maintenance lead times where needed. We also take a proactive approach to monitoring the credit quality of our customers, and may seek early return and redeployment of aircraft if we feel that a lessee is unlikely to perform its obligations under a lease. We have invested significant resources in developing and implementing what we consider to be state-of-the-art lease management information systems and processes to enable efficient management of aircraft in our portfolio.

We believe our business approach is differentiated from those of other large leasing companies. Our investment strategy is to seek out the best risk-adjusted return opportunities across the commercial jet market, so our acquisition targets and growth rates will vary with market conditions. We prefer to have capital resources available to capture investment opportunities that arise in the context of changing market circumstances. As such, we limit large, long-term capital commitments and are therefore less reliant on orders for new aircraft from aircraft manufacturers as a source of new investments than many of our competitors.

Our Strengths

We believe that the following competitive strengths will allow us to capitalize on future growth opportunities in the global aviation industry:

Diversified Portfolio of Modern Aircraft: We have a portfolio of modern aircraft that is diversified with respect to lessees, geographic markets, lease maturities and aircraft types. As of March 31, 2018, our aircraft portfolio consisted of 234 aircraft, comprising a variety of aircraft types leased to 81 lessees located in 44 countries and lease expirations for our owned aircraft are well dispersed, with a weighted-average remaining lease term of 4.8 years. This provides the Company with a long-dated base of contracted revenues. We believe our focus on portfolio diversification reduces the risks associated with individual lessee defaults and adverse geopolitical or economic issues, and results in generally predictable cash flows.

Flexible, Disciplined Acquisition Approach and Broad Investment Sourcing Network: Since our formation, we have acquired 434 aircraft for approximately $14.1 billion. Our investment strategy is to seek out the best risk-adjusted return opportunities across the commercial jet market, so our acquisition targets vary with market opportunities. We source our acquisitions through well-established relationships with airlines, other aircraft lessors, manufacturers, financial institutions and other aircraft owners. Since our formation in 2004, we built our aircraft portfolio through more than 156 transactions with 89 counterparties.

Significant Experience in Successfully Selling Aircraft Throughout Their Life Cycle: Since our formation, we have sold 210 aircraft for approximately $4.9 billion. These sales produced net gains of approximately $291.9 million and involved a wide range of aircraft types and buyers. Our team is adept at managing and executing the sale of aircraft. We sold 142 aircraft that were over fourteen years old at the time of sale; many of these being sold on a part-out disposition basis, where the airframe and engines may be sold to various buyers. We believe our competence in selling older aircraft is an essential portfolio management skill and one of the capabilities that sets us apart from many of our larger competitors.

Strong Capital Raising Track Record and Access to a Wide Range of Financing Sources: Aircastle is a publicly listed company, and our shares have traded on the NYSE since 2006. Since our inception in late 2004, we have raised approximately $1.7 billion in equity capital from private and public investors. Our largest shareholder is Marubeni Corporation (“Marubeni”) with whom we maintain a strong, strategic relationship. We have also obtained approximately $13.4 billion in debt capital from a variety of sources including the unsecured bond market, commercial banks, export credit agency-backed debt, and the aircraft securitization market. The diversity and global nature of our financing sources demonstrates our ability to adapt to changing market conditions and seize new opportunities.

Our Capital Structure is Long-Dated and Provides Investment Flexibility: Our business is currently financed under debt financings with a weighted-average debt maturity of 3.4 years. We also have $710 million available from unsecured revolving credit facilities that expire in 2019 and 2020, thereby limiting our near-term financial markets exposure. Given our relatively limited future capital commitments, we have the resources to take advantage of future investment opportunities. Our access to the unsecured bond market and our unsecured revolving lines of credit, due to our large unencumbered asset base, allow us to pursue a flexible and opportunistic investment strategy.

Experienced Management Team with Significant Expertise: Each member of our management team has more than 20 years of industry experience and we have expertise in the acquisition, leasing, financing, technical management, restructuring/repossession and/or sale of aviation assets. This experience spans several industry cycles and a wide range of business conditions and is global in nature. We believe our management team is highly qualified to manage and grow our aircraft portfolio and to address our long-term capital needs.

Global and Scalable Business Platform: We operate through offices in the United States, Ireland and Singapore, using a modern asset management system designed specifically for aircraft operating lessors and capable of handling a significantly larger aircraft portfolio. We believe that our current facilities, systems and personnel are capable of supporting an increase in our revenue base and asset base without a proportional increase in overhead costs.

Our Strategy

Aircraft owners have benefited from the low interest rate environment in recent years. Particularly strong conditions in the debt capital markets have provided select borrowers, including Aircastle, access to attractively priced, flexible financing. This provides us a competitive advantage over many airlines and lessors that lack similar access. Geopolitical and macroeconomic events may increase the cost of capital and limit its availability in the future, which may provide more attractive investment opportunities for Aircastle.

We plan to grow our business and profits over the long-term while maintaining a countercyclical orientation, a bias towards limiting long-dated capital commitments and maintaining a conservative and flexible capital structure. Our business strategy entails the following elements:

Pursuing a Disciplined and Differentiated Investment Strategy. In our view, values of different aircraft change in different ways over time. We carefully evaluate investments across different aircraft models, ages, lessees and acquisition sources and re-evaluate these choices as market conditions and relative investment values change. We believe the financing flexibility offered through unsecured debt and our team’s experience with a wide range of asset types provides us with a competitive advantage. We view orders from equipment manufacturers to be part of our investment opportunity set, but choose to keep our long term capital commitments limited.

Originating Investments from Many Different Sources Across the Globe. Our strategy is to seek out worthwhile investments by leveraging our team’s wide range of contacts. We utilize a multi-channel approach to sourcing acquisitions and have purchased aircraft from a large number of airlines, lessors, original equipment manufacturers, lenders and other aircraft owners. Since our formation in 2004, we have acquired aircraft from 89 different sellers.

Selling Assets when Attractive Opportunities Arise. We sell assets with the aim of realizing profits and reinvesting proceeds when a sale generates the greatest expected cash flow or when more accretive investments are available. We also use asset sales for portfolio management purposes, such as reducing lessee specific concentrations and lowering residual value exposures to certain aircraft types. Since our formation, we have sold 210 aircraft to 61 buyers.

Maintaining Efficient Access to Capital from a Wide Set of Sources While Targeting an Investment Grade Credit Rating. We believe the aircraft investment market is influenced by the business cycle. Our strategy is to increase our purchase activity when prices are low and to emphasize asset sales when competition for assets is high. To implement this approach, we believe it is important to maintain access to a wide variety of financing sources. Our objective is to improve our corporate credit ratings to an investment grade level by maintaining strong portfolio and capital structure metrics while achieving a critical size through accretive growth. We believe improving our credit rating will not only reduce our borrowing costs but also facilitate more reliable access to both unsecured and secured debt capital throughout the business cycle.

Leveraging our Strategic Relationships. We intend to capture the benefits provided through the extensive global contacts and relationships maintained by Marubeni, which is our biggest shareholder and one of the largest Japanese trading companies. Marubeni has enabled greater access to Japanese-based financing and helped source and develop our joint venture with the leasing arm of the Industrial Bank of Japan, Limited. We also have a joint venture with the Selling Shareholder, currently our second largest shareholder as of the date of this prospectus supplement.

Capturing the Value of our Efficient Operating Platform and Strong Operating Track Record. We believe our team’s capabilities in the global aircraft leasing market places us in a favorable position to source and manage new income-generating activities. We intend to continue to focus our efforts in areas where we believe we have competitive advantages, including new direct investments as well as ventures with strategic business partners.

Intending to Pay Quarterly Dividends to our Shareholders Based on the Company’s Sustainable Earnings Levels. Aircastle has paid dividends each quarter since our initial public offering in 2006. On May 1, 2018, our Board of Directors (“Board”) declared a regular quarterly dividend of $0.28 per common share to be paid on June 15, 2018 to holders of record on May 31, 2018. These dividends may not be indicative of the amount of any future dividends. See “Dividend Policy.”

Company Information

We are a Bermuda exempted company and were incorporated on October 29, 2004. Our principal executive offices are located at c/o Aircastle Advisor LLC, 201 Tresser Boulevard, Suite 400, Stamford, CT 06901. Our telephone number is (203) 504-1020. Our website address is www.aircastle.com. Information on, or accessible through, our website does not constitute part of this prospectus supplement or the accompanying prospectus, other than documents that we file with the SEC that are expressly incorporated by reference into this prospectus supplement and the accompanying prospectus.

For a further discussion of our business, we urge you to read the documents incorporated by reference herein, including our Annual Report on Form 10-K for the year ended December 31, 2017, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018 and our Current Reports on Form 8-K. See “Where You Can Find More Information.”

Recent Developments

Our annual meeting of shareholders will be held on May 18, 2018. As disclosed in our definitive proxy statement, filed with the SEC on April 3, 2018, shareholders will vote at the annual meeting on, among other things, the approval of amendments to the bye-laws of Aircastle Limited to (i) adopt a majority voting standard in the elections of directors, (ii) amend the advance notice provisions relating to shareholder proposals and director nominations and (iii) modify certain additional provisions to reflect changes in Bermuda law. See “Where You Can Find More Information.”

The Offering

Issuer	Aircastle Limited

Common Shares Offered by the Selling Shareholder	7,887,029 shares.

Common Shares to be Issued and Outstanding After the Offering	78,244,038 shares.

NYSE Symbol for Common Shares	“AYR”.

Use of Proceeds	The Selling Shareholder will receive all of the net proceeds from the sale of the common shares in this offering. We will not receive any of the proceeds from the sale of the common shares by the Selling Shareholder. See “Use of Proceeds.”

Dividend Policy	On May 1, 2018, our Board declared a regular quarterly dividend of $0.28 per common share to be paid on June 15, 2018 to holders of record on May 31, 2018. These dividends may not be indicative of the amount of any future dividends. Our ability to pay, maintain or increase cash dividends to our shareholders is subject to the discretion of our Board and will depend on many factors, including our results of operations, financial condition and liquidity; legal restrictions on the payment of dividends, including a statutory dividend test and other limitations under Bermuda law; and general business conditions and other factors that our Board deems relevant. See “Dividend Policy.”

Risk Factors	You should carefully consider the information set forth in the section entitled “Risk Factors” in our most recent Annual Report on Form 10-K, and the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus in deciding whether to purchase our common shares.

Summary Consolidated Financial and Operating Data

Our summary historical consolidated financial and operating data set forth below as of December 31, 2017 and 2016 and for each of the years ended December 31, 2017, 2016 and 2015 is derived from our audited consolidated financial statements incorporated by reference herein. Our summary historical consolidated financial and operating data set forth below as of December 31, 2015, 2014 and 2013 and for each of the years ended December 31, 2014 and 2013 is derived from our audited consolidated financial statements not included or incorporated by reference herein.

Our summary historical consolidated financial and operating data set forth below for the three months ended March 31, 2018 and 2017 is derived from our unaudited consolidated financial statements incorporated by reference herein. Our summary historical consolidated balance sheet data as of March 31, 2017 has been derived from our unaudited consolidated financial statements for the three months then ended, which are not incorporated by reference herein. Our unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, reflect all adjustments, including normal recurring items, which are necessary to present fairly the results for interim periods. Operating results for the periods presented are not necessarily indicative of the results that may be expected for the entire year.

You should also read “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical financial statements and related notes in our Annual Report on Form 10-K for the year ended December 31, 2017 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited consolidated financial statements and related notes in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, each of which is incorporated by reference herein.

	Three Months Ended March 31,		Year Ended December 31,
	2018	2017	2017	2016	2015	2014	2013
	(dollars in thousands, except per share amounts)
Consolidated Statements of Operation:
Lease rental revenue	$177,483	$190,586	$721,302	$725,220	$733,417	$714,654	$644,929
Total revenues	202,680	205,032	796,620	772,958	819,202	818,602	708,645
Selling, general and administrative expenses	17,835	16,167	73,604	61,872	56,198	55,773	53,436
Depreciation	75,002	79,174	298,664	305,216	318,783	299,365	284,924
Interest, net	57,108	63,068	241,231	255,660	243,577	238,378	243,757
Net income	57,547	42,439	147,874	151,453	121,729	100,828	29,781
Earnings per common share—Basic: Net income	$0.73	$0.54	$1.88	$1.92	$1.50	$1.25	$0.40
Earnings per common share—Diluted: Net income	$0.73	$0.54	$1.87	$1.92	$1.50	$1.25	$0.40
Cash dividends declared per share	$0.28	$0.26	$1.06	$0.98	$0.90	$0.82	$0.695

Other Operating Data:
EBITDA(1)(3)	$191,941	$189,639	$705,525	$734,989	$707,524	$658,606	$600,088
Adjusted EBITDA(1)(3)	191,145	193,391	801,584	767,953	832,105	792,283	717,209
Adjusted net income(2)(3)	56,751	45,691	169,566	168,527	142,271	167,642	59,260

Consolidated Statements of Cash Flows:
Cash flows provided by operations	$142,412	$131,576	$490,871	$468,092	$526,285	$458,786	$424,037
Cash flows used in investing activities	(44,119)	(157,252)	(517,107)	(663,155)	(847,662)	(861,602)	(682,933)
Cash flows provided by (used in) financing activities	(99,811)	439,471	(248,724)	449,839	306,878	(106,030)	306,123

	Three Months Ended March 31,		Year Ended December 31,
	2018	2017	2017	2016	2015	2014	2013
	(dollars in thousands, except per share amounts)
Consolidated Balance Sheet Data (end of period):
Cash and cash equivalents	$210,815	$871,858	$211,922	$455,579	$155,904	$169,656	$654,613
Flight equipment held for lease, net of accumulated depreciation	6,143,695	6,295,690	6,188,469	6,247,585	5,867,062	5,579,718	5,044,410
Net investment in finance and sales-type leases	533,373	299,969	545,750	260,853	201,211	106,651	145,173
Total assets	7,169,099	7,740,910	7,199,083	7,244,665	6,569,964	6,175,146	6,199,429
Borrowings from secured and unsecured financings, net of debt issuance costs	4,215,413	4,971,184	4,313,606	4,506,245	4,041,156	3,744,587	3,684,897
Shareholders’ equity	1,937,454	1,856,084	1,907,564	1,834,314	1,779,500	1,720,335	1,645,407

Other Data:
Number of aircraft owned and managed on behalf of our joint ventures (at the end of period)	234	213	236	206	167	152	162
Total debt to total capitalization	68.5%	72.8%	69.3%	71.1%	69.4%	68.5%	69.1%
Total unencumbered assets	5,575,204	5,597,196	$5,558,294	$5,069,955	$4,084,134	$3,510,588	$3,309,821

(1)	EBITDA and Adjusted EBITDA are measures of operating performance that are not calculated in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). EBITDA and Adjusted EBITDA should not be considered as substitutes for net income (loss), income (loss) from operations or cash flows provided by or used in operations, as determined in accordance with U.S. GAAP. EBITDA and Adjusted EBITDA are key measures of our operating performance used by management to focus on consolidated operating performance exclusive of income and expense that relate to the financing and capitalization of the business.

We define EBITDA as income (loss) from continuing operations before income taxes, interest expense, and depreciation and amortization. We use EBITDA to assess our consolidated financial and operating performance, and we believe this non-U.S. GAAP measure is helpful in identifying trends in our performance. This measure provides an assessment of controllable expenses and affords management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieving optimal financial performance. It provides an indicator for management to determine if adjustments to current spending decisions are needed. EBITDA provides us with a measure of operating performance because it assists us in comparing our operating performance on a consistent basis as it removes the impact of our capital structure (primarily interest charges on our outstanding debt) and asset base (primarily depreciation and amortization) from our operating results. Accordingly, this metric measures our financial performance based on operational factors that management can impact in the short-term, namely the cost structure, or expenses, of the organization. EBITDA is one of the metrics used by senior management and the Board to review the consolidated financial performance of our business.

We define Adjusted EBITDA as EBITDA (as defined above) further adjusted to give effect to adjustments required in calculating covenant ratios and compliance as that term is defined in the indenture governing our senior unsecured notes. Adjusted EBITDA is a material component of these covenants.

The table below shows the reconciliation of net income to EBITDA and Adjusted EBITDA for the three months ended March 31, 2018 and 2017 and the years ended December 31, 2017, 2016, 2015, 2014 and 2013.

	Three Months Ended March 31,		Year Ended December 31,
	2018	2017	2017	2016	2015	2014	2013
	(Dollars in thousands)
Net income	57,547	42,439	$147,874	$151,453	$121,729	$100,828	$29,781
Depreciation	75,002	79,174	298,664	305,216	318,783	299,365	284,924
Amortization of lease premiums, discounts and incentives	3,128	3,112	11,714	10,353	10,664	6,172	32,411
Interest, net	57,108	63,068	241,231	255,660	243,577	238,378	243,757
Income tax provision	(844)	1,846	6,042	12,307	12,771	13,863	9,215

EBITDA	$191,941	$189,639	$705,525	$734,989	$707,524	$658,606	$600,088
Adjustments:
Impairment of aircraft	—	500	80,430	28,585	119,835	93,993	117,306
Loss on extinguishment of debt	—	—	—	—	—	36,570	—
Non-cash share based payment expense	2,378	2,102	13,148	7,901	5,537	4,244	4,569
Gain (loss) on mark-to-market of interest rate derivative contracts	(3,174)	1,150	2,481	(3,522)	(791)	(1,130)	(4,754)

Adjusted EBITDA	$191,145	$193,391	$801,584	$767,953	$832,105	$792,283	$717,209

(2)	Management believes that Adjusted Net Income (“ANI”), when viewed in conjunction with our results under U.S. GAAP and the below reconciliation, provides useful information about operating and period-over-period performance and additional information that is useful for evaluating the underlying operating performance of our business without regard to periodic reporting elements related to interest rate derivative accounting, changes related to refinancing activity and non-cash share-based payment expense.

The table below shows the reconciliation of net income to ANI for the three months ended March 31, 2018 and 2017 and the years ended December 31, 2017, 2016, 2015, 2014 and 2013.

	Three Months Ended March 31,		Year Ended December 31,
	2018	2017	2017	2016	2015	2014	2013
	(Dollars in thousands)
Net income	$57,547	$42,439	$147,874	$151,453	$121,729	$100,828	$29,781
Loss on extinguishment of debt	—	—	—	—	—	36,570	—
Ineffective portion and termination of cash flow hedges(a)	—	—	—	—	455	660	2,393
(Gain) loss on mark-to-market of interest rate derivative contracts(b)	(3,174)	1,150	2,481	(3,522)	(791)	(1,130)	(4,754)
Loan termination payment(a)	—	—	2,058	4,960	—	—	2,954
Write-off of deferred financing fees(a)	—	—	4,005	2,880	—	—	3,975
Stock compensation expense(c)	2,378	2,102	13,148	7,901	5,537	4,244	4,569
Term Financing No. 1 hedge loss amortization charges(a)	—	—	—	—	4,401	14,854	17,843
Securitization No. 1 hedge loss amortization charges(a)	—	—	—	4,855	10,940	11,616	2,499

Adjusted net income(d)	$56,751	$45,691	$169,566	$168,527	$142,271	$167,642	$59,260

(a)	Included in Interest, net.
(b)	Included in Other income (expense).
(c)	Included in Selling, general and administrative expenses.
(d)	An investor or potential investor may find EBITDA, Adjusted EBITDA and ANI important measures in evaluating our performance, results of operations and financial position. We use these non-U.S. GAAP measures to supplement our U.S. GAAP results in order to provide a more complete understanding of the factors and trends affecting our business.

EBITDA, Adjusted EBITDA and ANI have limitations as analytical tools and should not be viewed in isolation or as substitutes for U.S. GAAP measures of earnings (loss). Material limitations in making the adjustments to our earnings (loss) to calculate EBITDA, Adjusted EBITDA and ANI, and using these non-U.S. GAAP measures as compared to U.S. GAAP net income (loss), income (loss) from continuing operations and cash flows provided by or used in operations, include:

•	depreciation and amortization, though not directly affecting our current cash position, represent the wear and tear and/or reduction in value of our aircraft, which affects the aircraft’s availability for use and may be indicative of future needs for capital expenditures;

•	the cash portion of income tax (benefit) provision generally represents charges (gains), which may significantly affect our financial results;

•	elements of our interest rate derivative accounting may be used to evaluate the effectiveness of our hedging policy;

•	hedge loss amortization charges; and

•	adjustments required in calculating covenant ratios and compliance as that term is defined in the indenture governing our senior unsecured notes.

EBITDA, Adjusted EBITDA and ANI are not alternatives to net income (loss), income (loss) from operations or cash flows provided by or used in operations as calculated and presented in accordance with U.S.GAAP. You should not rely on these non-U.S. GAAP measures as a substitute for any such U.S. GAAP financial measure. We strongly urge you to review the reconciliations to U.S. GAAP net income (loss), along with our consolidated financial statements included elsewhere in this prospectus supplement. We also strongly urge you to not rely on any single financial measure to evaluate our business. In addition, because EBITDA, Adjusted EBITDA and ANI are not measures of financial performance under U.S. GAAP and are susceptible to varying calculations, EBITDA, Adjusted EBITDA and ANI as presented in this prospectus supplement, may differ from and may not be comparable to, similarly titled measures used by other companies.

RISK FACTORS

Investing in our common shares involves risks. You should read the risk factors and other cautionary statements, including those described under the sections entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2017, and any subsequently filed Quarterly Report on Form 10-Q or Current Report on Form 8-K, which are incorporated by reference in this prospectus supplement and the accompanying prospectus. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus.

We are subject to certain risks and hazards due to the nature of the business activities we conduct. The risks incorporated by reference in this prospectus supplement and the accompanying prospectus, any of which could materially and adversely affect our business, financial condition, liquidity, results of operations and prospects, are not the only risks we face. We may experience additional risks and uncertainties not currently known to us or, as a result of developments occurring in the future, conditions that we currently deem to be immaterial may also materially and adversely affect our business, financial condition, liquidity, results of operations and prospects. In that case, the value or trading price of our common shares could decline, and you could lose part or all of your investment.

USE OF PROCEEDS

The Selling Shareholder will receive all of the net proceeds from the sale of the common shares in this offering. We will not receive any of the proceeds from the sale of the common shares by the Selling Shareholder. See “Selling Shareholder.”

PRICE RANGE OF OUR COMMON SHARES

Our common shares are listed and traded on the NYSE under the symbol “AYR.”

The following table sets forth, for the quarters shown, the high and low sales prices of our common shares on the NYSE. The last reported sales price of our common shares on the NYSE on May 15, 2018 was $22.80 per share.

	High	Low	Dividends Declared
2018
Second Quarter (through May 15, 2018)	$22.83	$22.15	$0.28
First Quarter	$24.97	$19.21	$0.28

2017
Fourth Quarter	$24.99	$22.05	$0.28
Third Quarter	$24.75	$20.84	$0.26
Second Quarter	$24.24	$20.86	$0.26
First Quarter	$25.98	$20.71	$0.26

2016
Fourth Quarter	$22.99	$18.26	$0.26
Third Quarter	$22.95	$18.56	$0.24
Second Quarter	$22.74	$18.82	$0.24
First Quarter	$22.49	$15.06	$0.24

As of May 15, 2018, there were approximately 49 record holders of our common shares. This figure does not reflect the beneficial ownership of shares held in nominee name.

DIVIDEND POLICY

On May 1, 2018, our Board declared a regular quarterly dividend of $0.28 per common share to be paid on June 15, 2018 to holders of record on May 31, 2018. These dividends may not be indicative of the amount of any future dividends. Our ability to pay, maintain or increase cash dividends to our shareholders is subject to the discretion of our Board and will depend on many factors, including our results of operations, financial condition and liquidity; legal restrictions on the payment of dividends, including a statutory dividend test and other limitations under Bermuda law; and general business conditions and other factors that our Board deems relevant.

The indentures governing our outstanding senior notes and bank financings contain various covenants that restrict our and our restricted subsidiaries’ ability to engage in various activities, including, but not limited to, paying dividends or distributions on or purchases of our equity interests or in the case of such restricted subsidiaries, incur limitations on the ability to pay dividends or make other payments.

SELLING SHAREHOLDER

The following table sets forth information regarding the beneficial ownership of our common shares by the Selling Shareholder. The percentage of beneficial ownership of our common shares before this offering is based on 78,244,038 common shares issued and outstanding as of May 15, 2018. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Common shares subject to options or warrants currently exercisable or exercisable within 60 days of the date hereof, are deemed issued and outstanding for computing the percentage of the person holding such options or warrants but are not deemed issued and outstanding for computing the percentage of any other person.

The Selling Shareholder is party to a registration rights letter agreement with us pursuant to which the Selling Shareholder has the one-time right, in its sole discretion and at any time, to cause us to register the resale of its common shares under the Securities Act.

We also have a joint venture with an affiliate of the Selling Shareholder, in which we have a 30% equity interest, to invest in leased aircraft.

The Selling Shareholder will receive all of the net proceeds from the sale of the common shares in this offering. We will not receive any of the proceeds from the sale of the common shares by the Selling Shareholder. We will pay all registration expenses in connection with this offering, and the Selling Shareholder will pay all of its other expenses, including all of the underwriting discounts, commissions and transfer taxes of the offering of our common shares owned by it. Immediately after completion of this offering, the Selling Shareholder will beneficially own none of our issued and outstanding common shares. Our common shares beneficially owned by entities unaffiliated with the Selling Shareholder may continue to be held in the name of the Selling Shareholder after completion of this offering, over which the Selling Shareholder does not have investment control.

	Common shares owned before the offering		Common shares to be sold in this offering	Common shares owned after the offering
Name and Address of Beneficial Owner	Number	Percentage	Number	Number	Percentage
Ontario Teachers’ Pension Plan Board(1)	7,887,029	10.1%	7,887,029	—	—

(1)	The Selling Shareholder beneficially owns 7,887,029 of our common shares. The address of Ontario Teachers’ Pension Plan Board is 5650 Yonge Street, 3rd Floor, Toronto, Ontario, Canada M2M 4H5.

CERTAIN BERMUDA TAX CONSIDERATIONS

We have obtained an assurance from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act 1966 that, in the event that any legislation is enacted in Bermuda imposing any tax computed on profits or income, or computed on any capital asset, gain or appreciation or any tax in the nature of estate duty or inheritance tax, such tax shall not, until March 31, 2035, be applicable to us or to any of our operations or to our shares, debentures or other obligations except insofar as such tax applies to persons ordinarily resident in Bermuda or is payable by us in respect of real property owned or leased by us in Bermuda. The execution, delivery, performance or enforcement of the transactions and related documents contemplated hereby are not subject to ad valorem stamp duty in Bermuda and no registration, documentary, recording, transfer or other similar tax, fee or charge is payable in Bermuda in connection with the execution, delivery, filing, registration or performance of the documents. There is no income or other tax of Bermuda imposed by withholding or otherwise on any payment to be made to or by ourselves pursuant to the transactions contemplated hereby.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of the principal U.S. federal income tax considerations applicable to the ownership and disposition of common shares by U.S. Holders (as defined below) and Non-U.S. Holders (as defined below). This discussion deals only with common shares held as capital assets by holders who purchase common shares from the Selling Shareholder in this offering. This discussion does not cover all aspects of U.S. federal income taxation that may be relevant to the ownership or disposition of our common shares by prospective investors in light of their particular circumstances. In particular, this discussion does not address all of the tax considerations that may be relevant to certain types of investors subject to special treatment under U.S. federal income tax laws, including:

•	brokers or dealers in securities or currencies;

•	financial institutions;

•	pension plans;

•	regulated investment companies;

•	real estate investment trusts;

•	cooperatives;

•	tax-exempt entities;

•	insurance companies;

•	persons holding common shares as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	persons liable for alternative minimum tax;

•	U.S. expatriates;

•	persons who hold 10% or more of our shares (by vote or value);

•	partnerships or entities or arrangements treated as partnerships or other pass through entities for U.S. federal income tax purposes (or investors therein); or

•	U.S. Holders (as defined below) whose “functional currency” is not the U.S. dollar.

Furthermore, this discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof. Such authorities may be repealed, revoked, modified or subject to differing interpretations, possibly on a retroactive basis, so as to result in U.S. federal income tax consequences different from those discussed below. This discussion does not address any U.S. federal estate, gift or other non-income tax considerations (including the Medicare tax on investment income) or any state, local or non-U.S. tax considerations.

For purposes of this discussion, you will be considered a “U.S. Holder” if you beneficially own our common shares and you are for U.S. federal income tax purposes one of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if you (i) are subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all of your substantial decisions or (ii) have a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

You will be considered a “Non-U.S. Holder” if you beneficially own common shares and you are, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. Holder.

If you are an entity or arrangement treated as a partnership for U.S. federal income tax purposes, the U.S. federal income tax treatment of your partners generally will depend upon the status of such partners and your activities.

If you are considering the purchase of our common shares, you should consult your tax advisors concerning the particular U.S. federal income tax consequences to you of the ownership and disposition of our common shares, as well as any consequences to you arising under other U.S. federal tax laws and any state, local and non-U.S. tax laws.

Taxation of Aircastle

Aircastle expects that it will not be treated as engaged in a trade or business in the United States and thus will not be subject to U.S. federal income taxation. No assurances can be given, however, in this regard. Certain subsidiaries of Aircastle may be treated as engaged in a trade business in the United States. Unless otherwise exempted by an applicable income tax treaty, Section 883 or Section 887 (as described below), a non-U.S. corporation that is engaged in a trade or business in the United States is generally subject to U.S. federal income taxation, at the graduated tax rates applicable to U.S. corporations, on the portion of such non-U.S. corporation’s income that is “effectively connected” with such trade or business. In addition, such non-U.S. corporation may be subject to the U.S. federal branch profits tax on its effectively connected earnings and profits, subject to adjustments, at a rate of 30%, or at such lower rate as may be specified by an applicable income tax treaty.

Section 883 of the Code provides an exemption from U.S. federal income taxation with respect to rental income derived from aircraft used in international traffic by certain foreign corporations. Aircastle believes that it and its subsidiaries (both in Bermuda and Ireland) have been and currently remain currently eligible for this exemption with respect to aircraft used in international traffic. No assurances can be given that we will continue to be eligible for this exemption as our shares are traded on the market and changes in our ownership or the amount of our shares that are traded could cause us to cease to be eligible for such exemption. To qualify for this exemption in respect of rental income, the lessor of the aircraft must be organized in a country that grants a comparable exemption to U.S. lessors (Bermuda and Ireland each do), and certain other requirements must be satisfied. We can satisfy these requirements if our shares are primarily and regularly traded on a recognized exchange and, for more than half the days of such year, certain shareholders, each of whom owns 5% or more of our shares (applying certain attribution rules), do not collectively own more than 50% of our shares. Our shares will be considered to be primarily and regularly traded on a recognized exchange in any year if: (i) the number of trades in our shares effected on such recognized stock exchange exceed the number of our shares (or direct interests in our shares) that are traded during the year on all securities markets; (ii) trades in our shares are effected on such stock exchanges in more than de minimis quantities on at least 60 days during the year; and (iii) the aggregate number of our shares traded on such stock exchanges during the taxable year is at least 10% of the average number of our shares issued and outstanding in that class during that year. If our shares cease to satisfy these requirements, then we may no longer be eligible for the Section 883 exemption with respect to income earned by aircraft used in international traffic.

Although Aircastle Holding Corporation Limited and its subsidiaries (collectively, “Aircastle Bermuda”) may be treated as engaged in a trade or business in the United States, we expect that because of the exemption under Section 883 of the Code with respect to aircraft used in international traffic, Aircastle Bermuda generally has not earned and will not earn income that is treated as effectively connected with a U.S. trade or business.

Accordingly, we believe that Aircastle Bermuda generally has not been, and expect that Aircastle generally will not be, subject to U.S. federal income taxation with respect to aircraft used in international traffic. No assurances can be given, however, that Aircastle Bermuda will continue to be eligible for the exemption under Section 883 of the Code. If Aircastle Bermuda were not eligible for the exemption under Section 883 of the Code, we expect that the U.S. source rental income of Aircastle Bermuda generally would be subject to U.S. federal taxation, on a gross income basis, at a rate of not in excess of 4% as provided in Section 887 of the Code. If, contrary to expectations, Aircastle Bermuda did not comply with certain administrative guidelines of the IRS, such that 90% or more of Aircastle Bermuda’s U.S. source rental income were attributable to the activities of personnel based in the United States, Section 887 would not apply and Aircastle Bermuda’s U.S. source rental income would instead be treated as income effectively connected with the conduct of a trade or business in the United States. In such case, Aircastle Bermuda’s U.S. source rental income would be subject to U.S. federal income taxation on its net income at a maximum rate of 35% for taxable years ending on or prior to December 31, 2017 and 21% for taxable years beginning after December 31, 2017 (such rate, the “Federal Rate”), as well as state and local taxation. In addition, Aircastle Bermuda would be subject to the U.S. federal branch profits tax on its effectively connected earnings and profits, subject to adjustments, at a rate of 30%.

In addition to being able to claim the benefits of Section 883, certain of our Irish subsidiaries may be eligible to claim the benefits of the Convention between the Government of the United States of America and the Government of Ireland for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income (the “Irish Treaty”). If any of our Irish subsidiaries that is eligible for the benefits of the Irish Treaty earns income that otherwise would be treated as effectively connected with a trade or business in the United States, such income is expected to be exempt from U.S. tax under the Irish Treaty to the extent that it is (i) rental income attributable to aircraft used in international traffic or (ii) gain from the sale of aircraft used in international traffic. For purposes of the Irish Treaty, “international traffic” means transportation except where flights are solely between places within the United States. Although any income of any of our Irish subsidiaries that is eligible for the benefits of the Irish Treaty that is attributable to aircraft used for flights solely between places within the United States may be subject to U.S. federal income taxation at the Federal Rate, such income would be subject to a reduced 5% branch profits tax under the Irish Treaty. No assurances can be given, however, that any of our Irish subsidiaries will qualify each year for the benefits of the Irish Treaty.

Consequences to U.S. Holders

The following discussion applies to you only if you are a U.S. Holder.

Dividends

Distributions of cash or property that we pay in respect of our common shares will constitute dividends for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) and, subject to the passive foreign investment company (“PFIC”) rules discussed below, will be includible in your gross income as ordinary income upon receipt. Subject to the PFIC rules, distributions to you in excess of our earnings and profits will be treated first as a return of capital (with a corresponding reduction in your tax basis in the common shares) to the extent of your tax basis in the common shares on which the distribution was made (determined separately for each share), and then as gain from the sale or exchange of such common shares. We expect that our distributions will not be eligible for any dividends-received deduction for corporate U.S. Holders or for the reduced rate applicable to “qualified dividend income” (which is taxable at the rates generally applicable to long-term capital gains) for non-corporate U.S. Holders.

Sale, Exchange or Other Taxable Disposition of Common Shares

Upon the sale, exchange or other taxable disposition of common shares, you generally will recognize gain or loss equal to the difference, if any, between the amount realized on such sale, exchange or taxable disposition of our common shares and your tax basis in the common shares sold. Subject to the passive foreign investment company rules discussed below, such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if your holding period with respect to such common shares is more than one year at the time of its disposition. The deductibility of capital losses is subject to limitations.

Passive Foreign Investment Company Status and Related Tax Consequences

A non-United States corporation, such as Aircastle, will be a PFIC for United States federal income tax purposes for any taxable year if either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets (determined on the basis of a quarterly average) during such year produce or are held for the production of passive income. For this purpose, passive income generally includes, among other things, rents, dividends, interest, royalties, gains from the disposition of passive assets and gains from commodities and securities transactions. For purposes of this test, a corporation will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which it owns, directly or indirectly, more than 25% (by value) of the stock.

We believe Aircastle and certain of its subsidiaries were classified as PFICs for U.S. federal income tax purposes for prior taxable years, and based on current business plans and financial expectations, we believe they will continue to be PFICs for the current and future taxable years. Accordingly, the U.S. federal income tax rules that will apply with respect to an investment in our common shares will vary depending on whether you make a qualified electing fund (“QEF”) election with respect to your investment in our common shares and with respect to the subsidiaries of Aircastle that are treated as PFICs.

If you make timely QEF elections with respect to your common shares and the subsidiaries of Aircastle that are treated as PFICs, you must report and include in income for U.S. federal income tax purposes your pro rata share of each PFIC’s ordinary earnings and net capital gain, if any, for each taxable year for which it is a PFIC that ends with or within your taxable year, regardless of whether or not you received any distributions on the common shares you own. Inclusions of ordinary earnings will be taxed as ordinary income and no portion of any such inclusions would be eligible to be treated as “qualified dividend income.” If you are a non-corporate U.S. Holder, any such net capital gain inclusions would be eligible for taxation at the preferential capital gains tax rates. Your adjusted tax basis in your common shares would be increased to reflect any taxed but undistributed earnings and profits. Any distribution of earnings and profits that previously had been taxed would not be taxed again when you receive such distribution, but it would result in a corresponding reduction in the adjusted tax basis in your common shares. You would not, however, be entitled to a deduction for your pro rata share of any losses that any such PFIC incurs with respect to any year. You may make timely QEF elections with respect to your investment in common shares by filing one copy of Internal Revenue Service (“IRS”) Form 8621 with your U.S. federal income tax return for the first year in which you hold any of our common shares. We will provide you with all necessary information in order for you to make timely QEF elections as described above, generally by publishing such information on our website. Another election generally available with respect to publicly traded PFICs, the “mark-to-market” election, will not be available with respect to the subsidiaries of Aircastle, making such an election ineffectual with respect to an investment in Aircastle’s common shares.

If you do not make a timely QEF election with respect to your investment in common shares and with respect to any subsidiary of Aircastle that is a PFIC, you would be subject to special rules with respect to (i) any excess distribution (i.e., the portion of any distributions you receive on your common shares in a taxable year in excess of 125% of the average annual distributions you received in the three preceding taxable years, or, if shorter, your holding period for the common shares), and (ii) any gain recognized on the sale, exchange or other disposition of common shares. Under these special rules:

•	the excess distribution would be allocated ratably over the aggregate holding period for the common shares;

•	the amount allocated to the current taxable year would be taxed as ordinary income and would not be “qualified dividend income”; and

•	the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

If you do not make a timely QEF election with respect to Aircastle and its subsidiaries that are treated as PFICs and you sell or otherwise dispose of your common shares, any gain recognized will be treated as an excess distribution and will be subject to the rules set forth above with respect to excess distributions. If you do not make a timely QEF election with respect to Aircastle and its subsidiaries that are treated as PFICs, and any shares of a subsidiary that is treated as a PFIC are sold or otherwise disposed of, you will be required to recognize gain in an amount equal to your pro rata share of the gain recognized by the direct owner of the disposed PFIC shares. The amount of such gain will be treated as an excess distribution and will be subject to the rules set forth above with respect to excess distributions.

A U.S. Holder who owns, or is treated as owning, PFIC shares may be required to file IRS Form 8621 annually. You should consult your tax advisor regarding the requirement to file IRS Form 8621 and the application of the PFIC regime to your particular situation.

Information Reporting and Backup Withholding

In general, information will be reported to the IRS each year regarding the amount of any dividends on our common shares and the proceeds of any sale or other disposition (including a redemption) of our common shares paid to you during such year unless you are an exempt recipient (such as a corporation).

Certain U.S. Holders holding “specified foreign financial assets” (generally including shares and other securities issued by a foreign corporation, unless held in an account maintained by a U.S. financial institution) exceeding certain thresholds are required to report information relating to such assets. Significant penalties may apply for the failure to satisfy this reporting obligation.

A backup withholding tax will apply payments of dividends on our common shares and the proceeds of any sale or other disposition of our common shares paid to you if you fail to provide your taxpayer identification number or to make required certifications or you have been notified by the IRS that you are subject to backup withholding. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided that you timely furnish the required information to the IRS.

Consequences to Non-U.S. Holders

Dividends

You generally will not be subject to U.S. federal income tax or withholding tax on dividends received from us with respect to our common shares, unless that income is effectively connected with your conduct of a trade or business in the United States, in which case you generally will be subject to U.S. federal income tax on your effectively connected income in the same manner as if you were a U.S. person and, if you are a corporation, you may be subject to a branch profits tax on your effectively connected earnings and profits, subject to adjustments, at a rate of 30%, or at such lower rate as may be specified by an applicable income tax treaty. If you are entitled to the benefits of a U.S. income tax treaty with respect to those dividends, such dividends generally will be taxable in the United States only if such dividends are attributable to a permanent establishment maintained by you in the United States.

Sale, Exchange or Other Taxable Disposition of Common Shares

You generally will not be subject to U.S. federal income tax or withholding tax with respect to any gain recognized on a sale, exchange or other taxable disposition of shares of our common shares unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States, and, if certain tax treaties apply, is attributable to a permanent establishment you maintain in the United States; or

•	you are an individual and you are present in the United States for 183 or more days in the taxable year of the sale, exchange or other taxable disposition, and you meet certain other requirements.

If you are described in the first bullet above, you generally will be subject to U.S. federal income tax on any gain recognized on the sale, exchange or other taxable disposition of common shares in the same manner as if you were a U.S. person. In addition, if you are a corporation, you may be subject to a branch profits tax on your effectively connected earnings and profits, subject to adjustments, at a rate of 30%, or at such lower rate as may be specified by an applicable income tax treaty. If you are an individual described in the second bullet above, you will be subject to a flat 30% tax on any gain recognized on the sale, exchange or other taxable disposition of common shares, which may be offset by certain U.S. source capital losses (even though you are not considered a resident of the United States).

Information Reporting and Backup Withholding

You may be required to establish your exemption from information reporting and backup withholding on dividends by certifying your non-U.S. status on IRS Form W-8BEN-E, W-8ECI or W-8IMY, as applicable.

If you are a Non-U.S. Holder and you dispose of your common shares through a U.S. office of a broker, the payment of the proceeds is subject to both backup withholding and information reporting unless you certify that you are a non-U.S. person, under penalties of perjury, or you otherwise establish an exemption. If you dispose of your common shares through a non-U.S. office of a non-U.S. broker and the disposition proceeds are paid to you outside the United States, then information reporting and backup withholding generally will not apply to such proceeds. However, U.S. information reporting requirements, but not backup withholding, will apply to such proceeds, even if that payment is made to you outside the United States, if you dispose of your common shares through a non-U.S. office of a broker that is a U.S. person or that has some other specified contacts with the United States. Such information reporting requirements will not apply, however, if the broker has documentary evidence in its records that you are a non-U.S. person and certain other conditions are met, or you otherwise establish an exemption.

The IRS may make information reported to the IRS available under the provisions of an applicable income tax treaty to the tax authorities in the country in which you reside or are organized. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability, if any, provided the required information is timely furnished by you to the IRS. You should consult your tax advisors regarding the filing of a U.S. tax return for claiming a refund of any such backup withholding.

UNDERWRITING

The Selling Shareholder is offering the common shares described in this prospectus supplement and the accompanying prospectus through the underwriters named below. We, the Selling Shareholder and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to the terms and conditions of the underwriting agreement, each of the underwriters has severally agreed to purchase, and the Selling Shareholder has agreed to sell to the underwriters, the number of common shares listed next to its name in the following table.

Underwriters	Number of shares
Goldman Sachs & Co. LLC
Citigroup Global Markets Inc.
Total	7,887,029

The underwriting agreement provides that the underwriters must buy all of our common shares in this offering from the Selling Shareholder if they buy any of them.

Our common shares are offered subject to a number of conditions, including:

•	receipt and acceptance of our common shares by the underwriters; and

•	the underwriters’ right to reject orders in whole or in part.

In connection with this offering, the underwriters may distribute prospectuses electronically.

The underwriters have agreed to purchase our common shares from the Selling Shareholder at a price of $         per share, which will result in net proceeds to the Selling Shareholder of approximately $         million.

The following table shows the public offering price, underwriting discount and proceeds before expenses to the Selling Shareholder. After the initial offering, the public offering price, concession or any other terms of the offering may be changed.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to the Selling Shareholder	$	$

We estimate that the total expenses to us of this offering, excluding the underwriting discounts, will be approximately $         million.

Price Stabilization; Short Positions

In connection with the offering, the underwriters may purchase and sell common shares in the open market. Purchases and sales in the open market may include short sales, stabilizing transactions and purchases to cover short positions. Short sales involve secondary market sales by the underwriters of a greater number of common shares than they are required to purchase in the offering. Stabilizing transactions consist of various bids for purchase of common shares made by the underwriters prior to completion of the offering.

Purchases to cover short positions and stabilizing transactions, as well as any other purchases by an underwriter for its own account, may have the effect of preventing or retarding a decline in the market price of the common shares. They may also cause the price of the common shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the NYSE, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

No Sales of Similar Securities

We, Marubeni and our executive officers and directors have agreed not to sell or transfer any of our common shares or securities convertible into, or exercisable or exchangeable for, our common shares, for 30 days after the date of this prospectus supplement without first obtaining the written consent of the underwriters. Specifically, we and these other persons have agreed, subject to certain exceptions (including, among others, for transfers for charitable and estate planning purposes and selling shares to cover taxes upon the exercise of options), not to directly or indirectly, (i) offer, sell, contract to sell or pledge any common shares, (ii) sell any option or contract to purchase any common shares, (iii) purchase any option or contract to sell any common shares, (iv) grant any option, right or warrant for the sale of any common shares, (v) otherwise dispose of or transfer any common shares, (vi) request or demand that we file a registration statement related to the common shares, or (vii) enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common shares whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise. At any time and without public notice, the underwriters may, in their sole discretion, release some or all of the securities from these lock-up agreements.

Indemnification

We and the Selling Shareholder have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

NYSE Listing

Our common shares are listed on the NYSE under the symbol “AYR”.

Affiliations

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have in the past provided, are currently providing and may in the future from time to time provide, investment banking and other financing, trading, banking, research, transfer agent and trustee services to us, our subsidiaries and our affiliates, for which they have in the past received, and may currently or in the future receive, fees and expenses. Additionally, certain of the underwriters and their respective affiliates may sell assets to us from time to time.

In addition, in the ordinary course of its business activities, certain of the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

The shares are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of

Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2002/92/EC (as amended, the “Insurance Mediation Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended, the “Prospectus Directive”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the shares or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the shares or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPS Regulation. This prospectus supplement has been prepared on the basis that any offer of shares in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. This prospectus supplement is not a prospectus for the purposes of the Prospectus Directive.

Notice to Prospective Investors in the United Kingdom

In the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in France

Neither this prospectus supplement nor any other offering material relating to the shares described in this prospectus supplement has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to the shares has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the shares to the public in France.

Such offers, sales and distributions will be made in France only:

•	to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with, articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•	in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to the shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The shares offered in this prospectus supplement have not been and will not be registered under the Financial Instruments and Exchange Law of Japan. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan (including any corporation or other entity organized under the laws of Japan) or to others for re-offering or resale, directly or indirectly, except (i) pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except

•

to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer;

•	where the transfer is by operation of law;

•	as specified in Section 276(7) of the SFA; or

•	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Notice to Prospective ERISA Investors

Each purchaser of common shares that is (1) an employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (2) a plan or account subject to Section 4975 of the Code or (3) an entity deemed to hold “plan assets” of any such employee benefit plan, plan or account, by acceptance of a common share, will be deemed to have represented and warranted that a fiduciary acting on its behalf is causing it to purchase the common shares and that such fiduciary;

•	is a bank, an insurance carrier, a registered investment adviser, a registered broker-dealer or an independent fiduciary with at least $50 million of assets under management or control as specified in 29 CFR Section 2510.3-21(c)(1)(i) (excluding an IRA owner or a relative of an IRA owner if the purchaser is an IRA);

•	is independent (for the purposes of 29 CFR Section 2510.3-21(c)(1)) of Aircastle, each underwriter and its respective affiliates (the “Transaction Parties”);

•	is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies, including the purchaser’s transactions with the Transaction Parties hereunder (the “Transactions”);

•	has been advised that none of the Transaction Parties has undertaken or will undertake to provide impartial investment advice, or has given or will give advice in a fiduciary capacity, in connection with the Transactions;

•	is a “fiduciary” under Section 3(21)(A) of ERISA or Section 4975(e)(3) of the Code, or both, as applicable, with respect to, and is responsible for exercising independent judgment in evaluating, the Transactions; and

•	understands and acknowledges the existence and nature of the underwriting discounts, commissions and fees, and any other related fees, compensation arrangements or financial interests, described in this prospectus supplement; and understands, acknowledges and agrees that no such discounts, commissions, fees or other compensation is a fee or other compensation for the provision of investment advice, and that none of the Transaction Parties, nor any of their respective directors, officers, members, partners, employees, principals or agents has received or will receive a fee or other compensation from the purchaser or such fiduciary for the provision of investment advice (rather than other services) in connection with the Transactions.

In the event that the regulation under Section 3(21) of ERISA issued by the U.S. Department of Labor on April 8, 2016 is no longer in effect, the representations above will be deemed to be no longer in effect, provided that such purchaser will be deemed to have represented and warranted that none of the Transaction Parties has acted as such purchaser’s fiduciary in connection with the Transactions.

LEGAL MATTERS

Certain legal matters relating to this offering will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Certain legal matters as to Bermuda law will be passed upon for us by Conyers Dill & Pearman Limited, Hamilton, Bermuda. Certain legal matters relating to this offering will be passed upon for the underwriters by Cahill Gordon & Reindel LLP, New York, New York. The Selling Shareholder is being represented in connection with this offering by Debevoise & Plimpton LLP, New York, New York.

EXPERTS

The consolidated financial statements of Aircastle appearing in Aircastle’s Annual Report on Form 10-K for the year ended December 31, 2017 and the effectiveness of Aircastle’s internal control over financial reporting as of December 31, 2017 have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC. You may read and copy any materials that we have filed with the SEC at the public reference facilities the SEC maintains at 100 F Street, N.E., Washington, D.C. 20549. You may obtain further information about the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet site that contains reports, information statements and other information regarding us. The SEC’s Web site address is www.sec.gov.

The information incorporated by reference in this prospectus supplement and the accompanying prospectus is an important part of this prospectus supplement and the accompanying prospectus, and information in this prospectus supplement supersedes, as appropriate, information incorporated by reference that we filed with the SEC prior to the date of this prospectus supplement, while the information that we file later with the SEC will automatically update and supersede, as appropriate, this information. This prospectus supplement and the accompanying prospectus incorporate by reference the documents set forth below that we have previously filed with the SEC (other than the portions of those documents not deemed to be filed). These documents contain important information about us.

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on February 13, 2018;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, filed with the SEC on May 3, 2018;

•	our Current Report on Form 8-K filed with the SEC on May 3, 2018;

•	our Definitive Proxy Statement, as filed with the SEC on April 3, 2018 (as to those portions incorporated into our Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on February 13, 2018, only); and

•	the description of our common shares set forth in our registration statement on Form 8-A filed with the SEC on July 25, 2006.

We also incorporate by reference additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and before the termination of this offering. The additional documents so incorporated include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements (in each case, other than the portions of those documents not deemed to be filed). We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.

We will provide to each person, including any beneficial owner to whom a copy of this prospectus supplement and the accompanying prospectus is delivered, a copy of these filings, other than an exhibit to these filings unless we have specifically incorporated that exhibit by reference into the filing, upon written or oral request and at no cost. Requests should be made by writing or telephoning us at the following address:

Aircastle Limited

c/o Aircastle Advisor LLC

201 Tresser Boulevard, Suite 400

Stamford, CT 06901

(203) 504-1020

PROSPECTUS

AIRCASTLE LIMITED

COMMON SHARES

PREFERENCE SHARES

DEPOSITARY SHARES

DEBT SECURITIES

WARRANTS

SUBSCRIPTION RIGHTS

PURCHASE CONTRACTS

PURCHASE UNITS

We may offer and sell, from time to time in one or more offerings in amounts, at prices and on terms to be determined at the time of any such offering, any combination of: (i) common shares; (ii) preference shares; (iii) depositary shares representing preference shares; (iv) debt securities; (v) warrants; (vi) subscription rights; (vii) purchase contracts and (viii) purchase units (or its equivalent in foreign or composite currencies) on terms to be determined at the time of offering.

This prospectus describes some of the general terms that may apply to these securities. We will provide the specific prices and terms of these securities in one or more supplements to this prospectus at the time of the offering. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

We may offer and sell these securities through underwriters, dealers or agents or directly to purchasers, on a continuous or delayed basis. These securities also may be resold by selling securityholders. The prospectus supplement for each offering will describe in detail the plan of distribution for that offering and will set forth the names of any underwriters, dealers or agents involved in the offering and any applicable fees, commissions or discount arrangements.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

Our common shares are listed on the New York Stock Exchange (the “NYSE”) under the trading symbol “AYR.” Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

Investing in our securities involves a high degree of risk. See “Risk Factors” on page 2 and in the documents incorporated by reference herein before you make your investment decision.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, the Minister of Finance and the Registrar of Companies in Bermuda or the Bermuda Monetary Authority have approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 9, 2018.

Consent under the Bermuda Exchange Control Act 1972 (and its related regulations) has been obtained from the Bermuda Monetary Authority for the issue and transfer of our offered securities to and between persons resident and non-resident of Bermuda for exchange control purposes provided our shares are listed on an appointed stock exchange, which includes the NYSE. Pursuant to the Companies Act 1981 of Bermuda, there is no requirement to file this prospectus or any prospectus supplement with the Registrar of Companies in Bermuda. Neither the Bermuda Monetary Authority nor the Registrar of Companies in Bermuda accepts any responsibility for our financial soundness or for the correctness of any of the statements made or opinions expressed in this prospectus and any prospectus supplement.

ii

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the SEC, using a “shelf” registration process. Under this shelf registration process, we may offer and sell, from time to time, any combination of the securities described in this prospectus at our discretion in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell our securities, we will provide a prospectus supplement and may provide other offering materials containing specific information about the terms of that offering. The prospectus supplement may add, change or update information contained in this prospectus. If there is any inconsistency between the information contained in this prospectus and any information contained in any prospectus supplement, you should rely on the information in the prospectus supplement. In addition, as described above, we have filed and plan to continue to file documents with the SEC that contain information about us and the business conducted by us. Before you decide to invest in any of our securities, you should read carefully this prospectus, any accompanying prospectus supplement (including all documents incorporated by reference therein), and the information that we file with the SEC.

This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities described in the prospectus we will provide a supplement to this prospectus that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read both this prospectus and any accompanying prospectus supplement or other offering materials, together with the additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

This prospectus and any accompanying prospectus supplement or other offering materials do not contain all of the information included in the registration statement as permitted by the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3, including its exhibits. We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and therefore file reports and other information with the SEC. Statements contained in this prospectus and any accompanying prospectus supplement or other offering materials about the provisions or contents of any agreement or other document are only summaries. If SEC rules require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for its complete contents.

You should not assume that the information in this prospectus or any prospectus supplement or any other offering materials is accurate as of any date other than the date on the front of each document. Our business, financial condition, results of operations and prospects may have changed since then.

In this prospectus, unless otherwise specified or the context requires otherwise, we use the terms “Aircastle,” the “Company,” “we,” “us” and “our” to refer to Aircastle Limited and its subsidiaries, except where it is clear that the term refers only to the parent company. Throughout this prospectus, when we refer to our aircraft, we include aircraft that we have transferred into grantor trusts or similar entities for purposes of financing such assets through securitizations and term financings.

iii

SUMMARY

This is only a summary and may not contain all the information that is important to you. You should carefully read both this prospectus and any accompanying prospectus supplement and any other offering materials, together with the additional information described under the heading “Where You Can Find More Information.”

Aircastle Limited

We acquire, lease, and sell commercial jet aircraft to airlines throughout the world. As of March 31, 2018, we owned and managed on behalf of our joint ventures 234 aircraft leased to 81 lessees located in 44 countries. Our aircraft fleet is managed by an experienced team based in the United States, Ireland and Singapore. Our aircraft are subject to net leases whereby the lessee is generally responsible for maintaining the aircraft and paying operational, maintenance and insurance costs.

Our principal executive offices are located at c/o Aircastle Advisor LLC, 201 Tresser Boulevard, Suite 400, Stamford, CT 06901. Our telephone number is (203) 504-1020. Our website address is www.aircastle.com. Information on, or accessible through, our website does not constitute part of this prospectus and should not be relied upon in connection with making any investment decision with respect to the securities offered by this prospectus.

RISK FACTORS

You should consider the specific risks described under the heading “Risk Factors” in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement and those contained in our other filings with the SEC that are incorporated by reference in this prospectus, before making an investment decision. Each of the risks described in these documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment. See “Where You Can Find More Information” on page 35 of this prospectus.

USE OF PROCEEDS

Unless otherwise set forth in a prospectus supplement, we intend to use the net proceeds of any offering of securities for working capital and other general corporate purposes, which may include the repayment or refinancing of outstanding indebtedness and the financing of future acquisitions. We will have significant discretion in the use of any net proceeds. The net proceeds may be invested temporarily in interest-bearing accounts and short-term interest-bearing securities until they are used for their stated purpose. We may provide additional information on the use of the net proceeds from the sale of the offered securities in an applicable prospectus supplement relating to the offered securities.

Unless set forth in an accompanying prospectus supplement, we will not receive any proceeds in the event that securities are sold by a selling securityholder.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth information regarding our ratio of earnings to fixed charges for each of the periods shown. For purposes of calculating this ratio: (i) earnings consist of income (loss) from continuing operations before provision (benefit) for income taxes and fixed charges; and (ii) fixed charges consist of interest expense, which includes amortization of deferred finance charges, and imputed interest on our lease obligations. The interest component of rent was determined based on an estimate of a reasonable interest factor at the inception of the leases.

	Years Ended December 31,					Three Months Ended March 31,
	2013	2014	2015	2016	2017	2018
Ratio of earnings to fixed charges	1.16x	1.47x	1.53x	1.61x	1.61x	1.96x

DESCRIPTION OF SECURITIES

This prospectus contains summary descriptions of the common shares, preference shares, depositary shares, debt securities, warrants, subscription rights, purchase contracts and purchase units that we may offer and sell from time to time. These summary descriptions are not meant to be complete descriptions of each security. The particular terms of any security will be described in the applicable prospectus supplement.

DESCRIPTION OF SHARE CAPITAL

General

As of the date of this prospectus, our authorized share capital consists of:

•	250,000,000 common shares, par value $0.01 per share; and

•	50,000,000 preference shares, par value $0.01 per share.

As of April 27, 2018, there were issued and outstanding 78,388,985 common shares and no issued and outstanding preference shares. All of the currently outstanding common shares on the date of this prospectus are fully paid. Our bye-laws permit us to issue shares that are not fully paid, subject to the right of our Board of Directors (our “Board”) to make calls for unpaid amounts. Pursuant to our bye-laws, subject to any resolution of the shareholders to the contrary, our Board is authorized to issue any of our authorized but unissued shares. There are no limitations on the right of non-Bermudians or non-residents of Bermuda to hold or vote our shares.

Set forth below is a summary description of all the material terms of our share capital. This description is qualified in its entirety by reference to our memorandum of association and amended bye-laws.

Common Shares

Holders of common shares have no pre-emptive, redemption, conversion or sinking fund rights. Holders of common shares are entitled to one vote per share on all matters submitted to a vote of holders of common shares. Unless a different majority is required by law or by our bye-laws, resolutions to be approved by holders of common shares require approval by a simple majority of votes cast at a meeting at which a quorum is present. Our bye-laws provide that persons standing for election as directors at a duly constituted and quorate annual general meeting are to be elected by our shareholders by a plurality of the votes cast on the resolution. There is no cumulative voting in the election of our directors, which means that the holders of a majority of the issued and outstanding common shares can elect all of the directors standing for election, and the holders of the remaining shares will not be able to elect any directors.

In the event of our liquidation, dissolution or winding up, the holders of common shares are entitled to share equally and ratably in our assets, if any, remaining after the payment of all of our debts and liabilities, subject to any liquidation preference on any issued and outstanding preference shares. Our common shares are listed on the NYSE under the symbol “AYR.” Any common shares not fully paid up are subject to calls by our Board.

Preference Shares

Pursuant to Bermuda law and our bye-laws, our Board by resolution may establish one or more series of preference shares having such number of shares, designations, dividend rates, relative voting rights, conversion or exchange rights, redemption rights, liquidation rights and other relative participation, optional or other powers, preferences and rights, qualifications, limitations or restrictions as may be fixed by the Board without any further shareholder approval. The rights with respect to a series of preference shares may be more favorable to the holder(s) thereof than the rights attached to our common shares. It is not possible to state the actual effect of the issuance of any preference shares on the rights of holders of our common shares until our Board determines the specific rights attached to such preference share. The effect of issuing preference shares may include, among other things, one or more of the following:

•	restricting dividends in respect of our common shares;

•	diluting the voting power of our common shares or providing that holders of preference shares have the right to vote on matters as a class;

•	impairing the liquidation rights of our common shares; or

•	delaying or preventing a change of control of Aircastle.

Dividend Rights

Under Bermuda law, a company’s board of directors may declare and pay dividends from time to time unless there are reasonable grounds for believing that the company is, or would after the payment be, unable to pay its liabilities as they become due or that the realizable value of its assets would thereby be less than its liabilities. Under our bye-laws, each common share is entitled to dividends if, as and when dividends are declared by our Board, subject to any preferred dividend right of the holders of any preference shares. There are no restrictions on our ability to transfer funds (other than funds denominated in Bermuda dollars) in and out of Bermuda or to pay dividends to U.S. residents who are holders of our common shares.

Variation of Rights

If at any time we have more than one class of shares, the rights attaching to any class, unless otherwise provided for by the terms of issue of the relevant class, may be varied either: (i) with the consent in writing of the holders of 50% of the issued shares of that class; or (ii) with the sanction of a resolution passed by a majority of the votes cast at a general meeting of the relevant class of shareholders at which a quorum consisting of at least two persons holding or representing two-thirds of the issued shares of the relevant class is present. Our bye-laws specify that the creation or issue of shares ranking equally with existing shares will not, unless expressly provided by the terms of issue of existing shares, vary the rights attached to existing shares. In addition, the creation or issuance of preference shares ranking prior to common shares will not be deemed to vary the rights attached to common shares or, subject to the terms of any other series of preference shares, to vary the rights attached to any other series of preference shares.

Election and Removal of Directors

Our bye-laws provide that our Board shall consist of not less than three and not more than twelve directors, as the Board may from time to time determine. Our Board currently consists of twelve directors. Our Board is divided into three classes that are, as nearly as possible, of equal size. Each class of directors is elected for a three year term of office, but the terms are staggered so that the term of only one class of directors expires at each annual general meeting. The current terms of the Class I, Class II and Class III directors will expire in 2019, 2020 and 2018, respectively (provided that the Class III directors will hold office until the 2021 if elected at the 2018 annual general meeting).

Any shareholder wishing to propose for election as a director someone who is not an existing director or is not proposed by our Board must give notice of the intention to propose the person for election. Where a person is to be proposed for election as a director at an annual general meeting by a shareholder, that notice must be given not less than 90 days nor more than 120 days before the anniversary of the last annual general meeting prior to the giving of the notice or, in the event the annual general meeting is called for a date that is not 25 days before or after such anniversary, the notice must be given not later than ten days following the earlier of the date on which notice of the annual general meeting was mailed to shareholders or the date on which public disclosure of the date of the annual general meeting was made. Where a director is to be elected at a special general meeting, that notice must be given not later than ten days following the earlier of the date on which notice of the special general meeting was mailed to shareholders or the date on which public disclosure of the date of the special general meeting was made. Such proposal must be made in accordance with the procedures set forth in our bye-laws.

A director may be removed with or without cause by a resolution of our shareholders, including the affirmative votes of at least 80.0% of all votes attaching to all shares in issue entitling the holder to vote on such resolution, provided that notice of the shareholders meeting convened to remove the director is given to the director. The notice must contain a statement of the intention to remove the director and must be served on the director not less than fourteen days before the meeting. The director is entitled to attend the meeting and be heard on the motion for his removal.

Acquisition of Common Shares by Aircastle and Option to Require Sale of Shares

Our bye-laws provide that we have the option, but not the obligation, to require a shareholder that is not a U.S. citizen or a qualified resident of the U.S. or of the other contracting state of the applicable tax treaty with the U.S. (as determined for purposes of the relevant provision of the limitation on benefits article of such treaty) owning more than 5% of our issued and outstanding common shares to sell its common shares for their fair market value to us, to other shareholders or to third parties if we determine that failure to exercise our option would result in adverse tax consequences to us or any of our subsidiaries. Our right to require a shareholder to sell its shares will be limited to the purchase of a number of shares that our directors, in the reasonable exercise of their discretion, determine is necessary to permit avoidance of those adverse tax consequences.

Shareholder Agreement

Marubeni Shareholder Agreement

In connection with the sale of common shares to Marubeni Corporation (“Marubeni”), on June 6, 2013, Aircastle and Marubeni entered into a Shareholder Agreement, which was amended and restated on February 18, 2015, and further amended on September 23, 2016 (as amended, the “Shareholder Agreement”). In connection with the amendment and restatement, Marubeni Aviation Holding Coöperatief U.A, a Netherlands coöperatief and a wholly owned subsidiary of Marubeni (“MHC”), also became a party to the Shareholder Agreement.

The Shareholder Agreement provides certain rights to Marubeni with respect to the designation of directors for election to our Board. Based on the current ownership of our common shares by Marubeni and the current size of our Board, Marubeni is entitled to designate three directors for election to our Board in accordance with the Shareholder Agreement. The Shareholder Agreement also includes certain standstill restrictions, including restrictions on direct or indirect acquisitions of voting securities of the Company. These standstill restrictions contain customary exceptions and will terminate upon the first to occur of: (i) January 12, 2025; (ii) the acquisition by a third party of the beneficial ownership of more than 35% of the voting power of the Company; and (iii) the date on which our shares cease to be listed on any national securities exchange for a continuous period of one year. In addition, the Shareholder Agreement includes certain voting restrictions that apply if Marubeni and its affiliates collectively own more than 21% of the voting power of the Company. The Shareholder Agreement also contains restrictions on Marubeni’s ability to transfer common shares for three years following the closing of the issuance, subject to certain exceptions, and contains customary registration rights provisions relating to resales of common shares by Marubeni.

As discussed further below, the Shareholder Agreement provides certain rights to Marubeni with respect to the designation of directors for election to our Board as well as registration rights for certain of our securities owned by them.

Designation and Election of Directors

Pursuant to the Shareholder Agreement, subject to the terms and conditions expressed therein, Marubeni and MHC will have the right, for so long as they beneficially own: (i) at least 5% but less than 15% of the voting power of the Company, to designate one director for appointment to the Board; (ii) at least 15% but less than 25% of the voting power of the Company, to designate two directors for appointment to the Board; provided that the number of directors Marubeni and MHC have the right to designate shall represent at least 20% of the number of directors serving on the Board; and (iii) 25% or more of the voting power of the Company, to designate three directors for appointment to the Board, with the initial appointment to be made prior to

August 14, 2013. On August 2, 2013, Marubeni designated Messrs. Konto and Toya to the Board in accordance with the Shareholder Agreement. On May 22, 2014, Marubeni designated Mr. Kakinoki to the Board in accordance with the Shareholder Agreement. On May 26, 2016, Marubeni designated Mr. Matsumura to the Board to replace Mr. Kakinoki in accordance with the Shareholder Agreement. On June 9, 2017, Marubeni designated Mr. Sakakida to the Board to replace Mr. Konto in accordance with the Shareholder Agreement. On May 1, 2018, Marubeni designated Mr. Kawamura to the Board to replace Mr. Matsumura in accordance with the Shareholder Agreement. If at any time the number of our directors entitled to be designated by Marubeni pursuant to the Shareholder Agreement shall decrease, within twenty days thereafter, Marubeni and MHC shall cause a sufficient number of its designated directors to resign and any vacancies created by these resignations shall be filled by a majority vote of the Board.

Registration Rights

Marubeni Shareholder Agreement

Demand Rights. At any time after the expiration of certain transfer restrictions set forth in the Shareholder Agreement, we have granted to Marubeni and MHC, for so long as they, collectively and beneficially own an amount of our common shares (whether owned or subsequently acquired) at least equal to 5% or more of the Company’s voting securities, “demand” registration rights that allow them to request that we register under the Securities Act an amount equal to or greater than 3% of our common shares then issued and outstanding. Marubeni and MHC are collectively entitled to an aggregate of six demand registrations. We may for up to an aggregate of 90 days during any period of twelve consecutive months refuse a request for demand registration if, in our reasonable judgment, if the Board determines in good faith and in its reasonable judgment that the filing or effectiveness of the registration statement relating to such demand registration would cause the disclosure of material, non-public information that the Company has a bona fide business purpose for preserving as confidential.

Piggyback Rights. For so long as they beneficially own an amount of our common shares at least equal to 1% of our common shares issued and outstanding as of any measurement date, at any time after the expiration of certain transfer restrictions set forth in the Shareholder Agreement, Marubeni and MHC also have “piggyback” registration rights that allow them to include the common shares that they own in any public offering of equity securities initiated by us (other than those public offerings pursuant to registration statements on Forms S-4 or S-8 or any successor forms thereto) or by any of our other shareholders that have registration rights. The “piggyback” registration rights of these shareholders are subject to proportional cutbacks based on the manner of the offering and the identity of the party initiating such offering.

Indemnification; Expenses. We have agreed to indemnify Marubeni, MHC and each of their respective officers, directors, employees, managers, partners and agents and each person who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) Marubeni or MHC against any losses, claims, damages, liabilities and expenses caused by, resulting from or relating to any untrue statement or omission of material fact in any registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto pursuant to which they sell our common shares, unless such liability arose from any information furnished in writing to the Company by Marubeni or MHC expressly for use therein or by Marubeni’s or MHC’s failure to deliver a copy of a current prospectus or any amendments or supplements thereto, and each of Marubeni and MHC has agreed to indemnify us against all losses caused by their misstatements or omissions. We will pay all expenses incidental to our performance under the Shareholder Agreement, and Marubeni and MHC will pay their respective portions of all underwriting discounts, commissions, the fees and expenses of counsel to Marubeni and MHC and transfer taxes relating to the sale of their common shares under the Shareholder Agreement.

Ontario Teachers’ Pension Plan Board Registration Rights Letter Agreement

In connection with the Company’s repurchase of 2,500,002 of the Company’s common shares at a price of $11.40 per share from certain affiliates of Fortress Investment Group LLC, on August 10, 2012, the Company

entered into a registration rights letter agreement (the “Registration Rights Agreement”) with Ontario Teachers’ Pension Plan Board (“Teachers’”). Pursuant to the Registration Rights Agreement, subject to the terms, conditions and limitations expressed therein, the Company agreed to provide to Teachers’ certain demand registration rights relating to Teachers’ ownership of the Company’s common shares. The Company will generally pay all expenses relating to a demand registration thereunder, except for any underwriter discounts and commissions.

The Company and Teachers’ have each agreed to indemnify the other against various liabilities, including liabilities under the Securities Act of 1933, as amended. In addition, the Registration Rights Agreement contains customary representations, warranties and agreements of the Company and Teachers’.

Demand Rights. We have granted to Teachers’ “demand” registration rights that allow them to make one written request for registration under the Securities Act of any common shares owned by Teachers’, in an amount equal to or greater than 3% of our common shares issued and outstanding the date such demand is made. The number of common shares that may be registered pursuant to a demand by Teachers’ shall not exceed 10% of the total number of Common Shares issued and outstanding on the date such a demand is made. Such registration or offering may occur at any time.

Shelf Registration. Teachers’ may by written notice to the Company require the Company to prepare and file a prospectus supplement or such supplemental materials to the Company’s existing registration statement on Form S-3, or, if the Company is unable to effect a resale pursuant to an existing registration statement, and subject to the availability to the Company of a registration statement on Form S-3, to file and use commercially reasonable efforts to cause to be declared or become effective, as soon as practicable, a new Form S-3 providing for an offering to be made on a continuous basis pursuant to Rule 415 of the Securities Act, in an amount that equals or is greater than 3% of the total number of common shares issued and outstanding on the date such a demand is made.

Indemnification; Expenses. The Company and Teachers’ have each agreed to indemnify the other party and its affiliates and their respective officers, directors, employees, managers, shareholders, members and partners against, and to pay and reimburse such party for any losses, claims, damages, liabilities, joint or several, or actions or proceedings to which such party may become subject under the Securities Act or otherwise, insofar as they arise out of or are based upon any untrue or alleged untrue statement of material fact contained in any registration statement, any prospectus, any other offering materials or any amendment thereof or supplement thereto, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading (but, in the case of Teachers’, only to the extent that such untrue statement or omission is made in such registration statement, prospectus, offering materials or any amendment or supplement thereto in reliance upon and in conformity with written information prepared and furnished to the Company by the Shareholder expressly for use therein), or in the case of the Company, any violation by the Company of any rule or regulation promulgated under the Securities Act or any state securities laws applicable to the Company in connection with a demand registration made by Teachers’ as described above.

Anti-Takeover Provisions

The following is a summary of certain provisions of our bye-laws that may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a shareholder might consider to be in its best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders.

The authorized but unissued common shares and our preference shares will be available for future issuance by the Board, subject to any resolutions of the shareholders. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued common shares and preference shares could render more difficult or discourage an attempt to obtain control over us by means of a proxy contest, tender offer, amalgamation or otherwise.

Certain provisions of our bye-laws may make a change in control of Aircastle more difficult to effect. Our bye-laws provide for a staggered Board consisting of three classes of directors. Each class of directors are chosen for three-year terms upon the expiration of their current terms and each year one class of our directors is elected for a three-year term of office by our shareholders. The terms of the directors in the first, second and third classes will expire in 2019, 2020 and 2018, respectively (provided that the Class III directors will hold office until the 2021 if elected at the 2018 annual general meeting). We believe that classification of our Board will help to assure the continuity and stability of our business strategies and policies as determined by our Board. The classified Board could have the effect of making the replacement of incumbent directors more time consuming and difficult. At least two annual meetings of shareholders, instead of one, will generally be required to effect a change in a majority of our Board. Thus, the classified Board could increase the likelihood that incumbent directors will retain their positions. The staggered terms of directors may delay, defer or prevent a tender offer or an attempt to change control of us, even though a tender offer or change in control might be in the best interest of our shareholders. Our bye-laws provide that persons standing for election as directors at a duly constituted and quorate annual general meeting are elected by our shareholders by a plurality of the votes cast on the resolution. In addition, our bye-laws provide that directors may be removed with or without cause by a resolution of our shareholders, including the affirmative votes of at least 80.0% of all votes attaching to all shares in issue entitling the holder to vote on such resolution. Our bye-laws also give us the option, but not the obligation, to require a shareholder that is not a U.S. citizen or a qualified resident of the U.S. or of the other contracting state of the applicable tax treaty with the U.S. (as determined for purposes of the relevant provision of the limitation on benefits article of such treaty) owning more than 5% of our issued and outstanding common shares to sell the shareholder’s common shares to us, to another shareholder or to third parties at fair market value if we determine that failure to exercise such option would result in adverse tax consequences to us or any of our subsidiaries.

Pursuant to our bye-laws, our preference shares may be issued from time to time, and the Board is authorized to determine the rights, preferences, powers, qualifications, limitations and restrictions. See “— Preference Shares.”

Certain Provisions of Bermuda Law

We have been designated by the Bermuda Monetary Authority as a non-resident for Bermuda exchange control purposes. This designation allows us to engage in transactions in currencies other than the Bermuda dollar, and there are no restrictions on our ability to transfer funds (other than funds denominated in Bermuda dollars) in and out of Bermuda or to pay dividends to United States residents who are holders of our common shares.

Consent under the Bermuda Exchange Control Act 1972 (and its related regulations) has been obtained from the Bermuda Monetary Authority for the issue and transfer of our offered securities to and between persons resident and non-resident of Bermuda for exchange control purposes provided our shares are listed on an appointed stock exchange, which includes the NYSE. Pursuant to the Companies Act 1981 of Bermuda, there is no requirement to file this prospectus or any prospectus supplement with the Registrar of Companies in Bermuda. Neither the Bermuda Monetary Authority nor the Registrar of Companies in Bermuda accepts any responsibility for our financial soundness or for the correctness of any of the statements made or opinions expressed in this prospectus and any prospectus supplement.

In accordance with Bermuda law, share certificates are only issued in the names of companies, partnerships or individuals. In the case of a shareholder acting in a special capacity (for example as a trustee), certificates may, at the request of the shareholder, record the capacity in which the shareholder is acting. Notwithstanding such recording of any special capacity, we are not bound to investigate or see to the execution of any such trust. We will take no notice of any trust applicable to any of our shares, whether or not we have been notified of such trust.

Differences between the Governing Corporate Law of Bermuda and Delaware Law

You should be aware that the Companies Act 1981 of Bermuda (the “Companies Act”), which applies to us, differs in certain material respects from laws generally applicable to Delaware corporations and their shareholders. In order to highlight these differences, set forth below is a summary of material provisions of the Companies Act (including modifications adopted pursuant to our bye-laws) and Bermuda common law applicable to us which differ in certain respects from provisions of the General Corporation Law of the State of Delaware.

Duties of Directors. The Companies Act authorizes the directors of a company, subject to its bye-laws, to exercise all powers of the company except those that are required by the Companies Act or the company’s bye-laws to be exercised by the shareholders of the company. Our bye-laws provide that our business is to be managed and conducted by our Board. At common law, members of a board of directors owe a fiduciary duty to the company to act in good faith in their dealings with or on behalf of the company and exercise their powers and fulfill the duties of their office honestly. This duty includes the following essential elements:

•	a duty to act in good faith in the best interests of the company;

•	a duty not to make a personal profit from opportunities that arise from the office of director;

•	a duty to avoid conflicts of interest; and

•	a duty to exercise powers for the purpose for which such powers were intended.

The Companies Act imposes a duty on directors and officers of a Bermuda company:

•	to act honestly and in good faith with a view to the best interests of the company; and

•	to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

Our directors and officers generally owe fiduciary duties to the company, and not to the company’s individual shareholders. Our shareholders may not have a direct cause of action against our directors.

Under Delaware law, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care and a fiduciary duty of loyalty. The duty of care requires that directors act in an informed and deliberative manner and inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of care extends to director oversight and investigation of the conduct of corporate employees. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner which the director reasonably believes to be in the best interests of the shareholders.

Delaware law provides that a party challenging the propriety of a decision of a board of directors bears the burden of rebutting the applicability of the presumptions afforded to directors by the “business judgment rule.” The business judgment rule is a presumption that in making a business decision, directors acted on an informed basis and that the action taken was in the best interests of the company and its shareholders. Accordingly, unless the presumption is rebutted, a board’s decision will be upheld unless there can be no rational business purpose for the action or the action constitutes corporate waste. If the presumption is not rebutted, the business judgment rule protects the directors and their decisions, and their business judgments will not be second guessed. Where, however, the presumption is rebutted, the directors generally bear the burden of demonstrating the entire fairness of the relevant transaction. Notwithstanding the foregoing, Delaware courts may subject certain conduct of directors to enhanced scrutiny, such as in respect of defensive actions taken in response to a threat to corporate control or the approval of a transaction resulting in a sale of control of the corporation.

Interested Directors. Bermuda law and our bye-laws provide that if a director has an interest in a material transaction or proposed material transaction with us or any of our subsidiaries or has a material interest in any person that is a party to such a transaction, the director must disclose the nature of that interest at the first opportunity either at a meeting of directors or in writing to the directors. Our bye-laws provide that, after a director has made such a declaration of interest, he is allowed to be counted for purposes of determining whether a quorum is present and to vote on a transaction in which he has an interest, unless disqualified from doing so by the chairman of the relevant Board meeting. Under Delaware law, such transaction would not be voidable if: (i) the material facts as to such interested director’s relationship or interests are disclosed or are known to the Board and the Board in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors; (ii) such material facts are disclosed or are known to the shareholders entitled to vote on such transaction and the transaction is specifically approved in good faith by vote of the majority of shares entitled to vote thereon; or (iii) the transaction is fair as to the company as of the time it is authorized, approved or ratified. Under Delaware law, such interested director could be held liable for a transaction in which such director derived an improper personal benefit.

Voting Rights and Quorum Requirements. Under Bermuda law, the voting rights of our shareholders are regulated by our bye-laws and, in certain circumstances, the Companies Act. Under our bye-laws, at any general meeting, two or more persons present in person at the start of the meeting and representing in person or by proxy more than 50% of all votes attaching to all shares in issue entitling the holder to vote at the meeting, shall constitute a quorum for the transaction of business at that meeting. Generally, except as otherwise provided in the bye-laws, or the Companies Act, any action or resolution requiring approval of the shareholders may be passed by a simple majority of votes cast except for the election of directors which requires only a plurality of the votes cast.

Any individual who is a shareholder of the company and who is present at a meeting may vote in person, as may any corporate shareholder that is represented by a duly authorized representative at a meeting of shareholders. Our bye-laws also permit attendance at general meetings by proxy, provided the instrument appointing the proxy is in the form specified in the bye-laws or such other form as the board may determine. Under our bye-laws, each holder of common shares is entitled to one vote per common share held.

Under Delaware law, unless otherwise provided in the company’s certificate of incorporation, each shareholder is entitled to one vote for each share of stock held by the shareholder. Delaware law provides that unless otherwise provided in a company’s certificate of incorporation or bylaws, a majority of the shares entitled to vote, present in person or represented by proxy, constitutes a quorum at a meeting of shareholders. In matters other than the election of directors, with the exception of certain extraordinary transactions with special voting requirements, and unless otherwise provided in a company’s certificate of incorporation or bylaws, the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote at a meeting in which a quorum is present is required for shareholder action, and the affirmative vote of a plurality of shares present in person or represented by proxy and entitled to vote at a meeting in which a quorum is present is required for the election of directors.

Dividends. Under Bermuda law, a company may not declare or pay dividends if there are reasonable grounds for believing that: (i) the company is, or would after the payment be, unable to pay its liabilities as they become due; or (ii) that the realizable value of its assets would thereby be less than its liabilities. Under our bye-laws, each common share is entitled to dividends if, as and when dividends are declared by our Board, subject to any preferred dividend right of the holders of any preference shares.

Under Delaware law, subject to any restrictions contained in the company’s certificate of incorporation, a company may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. Delaware law also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

Amalgamations, Mergers and Similar Arrangements. The amalgamation or merger of a Bermuda company with another company or corporation (other than certain affiliated companies) requires the amalgamation or merger agreement to be approved by the company’s board of directors and by its shareholders. Unless the company’s bye-laws provide otherwise, the approval of 75% of the shareholders voting at such meeting is required to approve the amalgamation or merger agreement, and the quorum for such meeting must be two persons holding or representing more than one-third of the issued shares of the company. Our bye-laws provide that a merger or an amalgamation (other than with certain affiliated companies) that has been approved by the Board must only be approved by a majority of the votes cast at a general meeting of the shareholders at which the quorum shall be two or more persons present in person at the start of the meeting and representing in person or by proxy more than 50% of all votes attaching to all shares in issue entitling the holder to vote at the meeting. Any amalgamation not approved by our Board must be approved by a shareholders resolution, including the affirmative vote of at least 66% of all votes attaching to all shares in issue entitling the holder to vote on such matter.

Under Bermuda law, in the event of an amalgamation or merger of a Bermuda company with another company or corporation, a shareholder of the Bermuda company who did not vote in favor of the amalgamation or merger and is not satisfied that fair value has been offered for such shareholder’s shares may, within one month of notice of the shareholders meeting, apply to the Supreme Court of Bermuda to appraise the fair value of those shares.

Under Delaware law, with certain exceptions, a merger, consolidation or sale of all or substantially all the assets of a corporation must be approved by the board of directors and a majority of the issued and outstanding shares entitled to vote thereon. Under Delaware law, a shareholder of a corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights pursuant to which such shareholder may receive cash in the amount of the fair value of the shares held by such shareholder (as determined by a court) in lieu of the consideration such shareholder would otherwise receive in the transaction. Among other limitations, such appraisal right is not available to shareholders if the stock received in the transaction is listed on a national securities exchange.

Takeovers. Under Bermuda law, an acquiring party is generally able to acquire compulsorily the common shares of minority holders in the following ways:

•	By a procedure under the Companies Act known as a “scheme of arrangement”. A scheme of arrangement could be effected by obtaining the agreement of the company and of holders of common shares, representing in the aggregate a majority in number and at least 75% in value of the common shareholders present and voting at a court ordered meeting held to consider the scheme of arrangement. The scheme of arrangement must then be sanctioned by the Bermuda Supreme Court. If a scheme of arrangement receives all necessary agreements and sanctions, upon the filing of the court order with the Registrar of Companies in Bermuda, all holders of common shares could be compelled to sell their shares under the terms of the scheme or arrangement.

•	If the acquiring party is a company by acquiring pursuant to a tender offer 90% of the shares or class of shares not already owned by, or by a nominee for, the acquiring party (the offeror), or any of its subsidiaries. If an offeror has, within four months after the making of an offer for all the shares or class of shares not owned by, or by a nominee for, the offeror, or any of its subsidiaries, obtained the approval of the holders of 90% or more of all the shares to which the offer relates, the offeror may, at any time within two months beginning with the date on which the approval was obtained, require by notice any nontendering shareholder to transfer its shares on the same terms as the original offer. In those circumstances, nontendering shareholders will be compelled to sell their shares unless the Supreme Court of Bermuda (on application made within a one-month period from the date of the offeror’s notice of its intention to acquire such shares) orders otherwise.

•

Where the acquiring party or parties holds not less than 95% of the shares or a class of shares of a company, such holder(s) may, pursuant to a notice given to the remaining shareholders or class of shareholders, acquire the shares of such remaining shareholders or class of shareholders. When this notice is given, the acquiring party is entitled and bound to acquire the shares of the remaining shareholders on the terms set out in the notice, unless a remaining shareholder, within one month of receiving such notice, applies to the Supreme Court of Bermuda for an appraisal of the value of their shares. This provision only applies where the acquiring party offers the same terms to all holders of shares whose shares are being acquired.

Delaware law provides that a parent corporation, by resolution of its board of directors and without any shareholder vote, may merge with any subsidiary of which it owns at least 90% of each class of its capital stock. Upon any such merger, dissenting shareholders of the subsidiary are entitled to certain appraisal rights. Delaware law also provides, subject to certain exceptions, that if a person acquires 15% of voting stock of a company, the person is an “interested stockholder” and may not engage in “business combinations” with the company for a period of three years from the time the person acquired 15% or more of voting stock.

Share Repurchases. The Companies Act permits a company to purchase its own shares if authorized to do so by its memorandum of association or bye-laws. Our bye-laws allow us to purchase our own shares for cancellation on such terms as our Board may authorize, without obtaining prior shareholder approval. Our ability to repurchase our common shares may be limited in the future by the special veto rights, if any, of the holders of our preference shares.

Delaware law permits a corporation to redeem its own shares on such terms as its board of directors may authorize, without obtaining prior shareholder approval and so long as the capital of the corporation is not impaired and such redemption does not impair the capital of the corporation.

Shareholders’ Suits. Class actions and derivative actions are generally not available to shareholders under Bermuda law. The Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong to the company where the act complained of is alleged to be beyond the corporate power of the company or illegal, or would result in the violation of the company’s memorandum of association or bye-laws. Furthermore, consideration would be given by a Bermuda court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company’s shareholders than that which actually approved it.

When the affairs of a company are being conducted in a manner which is oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Supreme Court of Bermuda, which may make such order as it sees fit, including an order regulating the conduct of the company’s affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by the company.

Our bye-laws contain a provision by virtue of which our shareholders waive any claim or right of action that they have, both individually and on our behalf, against any director or officer in relation to any action or failure to take action by such director or officer, except in respect of any fraud or dishonesty of such director or officer. We have been advised by the SEC that in their opinion, the operation of this provision as a waiver of the right to sue for violations of federal securities laws would likely be unenforceable in U.S. courts.

Class actions and derivative actions generally are available to shareholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court generally has discretion to permit the winning party to recover attorneys’ fees incurred in connection with such action.

Indemnification of Directors and Officers. Section 98 of the Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 of the Companies Act provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Companies Act. Section 98 of the Companies Act further provides that a company may advance moneys to an officer or auditor for the costs, charges and expenses incurred by the officer or auditor in defending any civil or criminal proceedings against them, on condition that the officer or auditor shall repay the advance if any allegation of fraud or dishonesty is proved against them.

We have adopted provisions in our bye-laws that provide that we shall indemnify our officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty. Our bye-laws provide that the shareholders waive all claims or rights of action that they might have, individually or in right of the company, against any of the company’s directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer. Section 98A of the Companies Act permits us to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not we may otherwise indemnify such officer or director. We have purchased and maintain a directors’ and officers’ liability policy for such a purpose.

Under Delaware law, a corporation may include in its certificate of incorporation a provision that, subject to the limitations described below, eliminates or limits director liability to the corporation or its shareholders for monetary damages for breaches of their fiduciary duty of care. Under Delaware law, a director’s liability cannot be eliminated or limited for: (i) breaches of the duty of loyalty; (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) the payment of unlawful dividends or expenditure of funds for unlawful stock purchases or redemptions; or (iv) transactions from which such director derived an improper personal benefit.

Delaware law provides that a corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in any civil, criminal, administrative or investigative proceeding if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful, except that in any action brought by or in the right of the corporation, such indemnification may be made only for expenses (not judgments, fines or amounts paid in settlement) and may not be made even for expenses if the officer, director or other person is adjudged liable to the corporation (unless otherwise determined by the court). In addition, under Delaware law, to the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to above, he or she must be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with such proceeding. Furthermore, under Delaware law, a corporation is permitted to maintain directors’ and officers’ insurance.

Inspection of Corporate Records. Members of the general public have the right to inspect our public documents available at the office of the Registrar of Companies in Bermuda and our registered office in Bermuda, which will include our memorandum of association (including its objects and powers) and certain alterations to our memorandum of association. Our shareholders have the additional right to inspect our bye-laws, minutes of general meetings and audited financial statements, which must be presented to the annual general meeting of shareholders. The register of members of a company is also open to inspection by shareholders and by members of the general public without charge. The register of members and the register of directors and officers is required to be open for inspection for not less than two hours in any business day (subject to the ability of a company to close the register of members for not more than 30 days in a year). A company is required to maintain its share register in Bermuda but may, subject to the provisions of the Companies Act, establish a branch register outside of Bermuda. A company is required to keep at its registered office a register of directors and officers. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records. Delaware law provides that any shareholder of record, in person or by attorney or other agent, upon written demand under oath stating the purpose of the demand, has the right during the corporation’s usual hours for business to inspect or make copies or extracts of a corporation’s stock ledger and its other books and records for any purpose reasonably related to such person’s interest as a shareholder. Under Delaware law, in connection with any meeting of shareholders, the complete list of the shareholders entitled to vote at such meeting must be open to the examination of any shareholder for any purpose germane to such meeting for a period of at least ten days prior to a shareholder meeting and at all times during the shareholder meeting.

Shareholder Proposals. Under Bermuda law, shareholder(s) may, as set forth below and at their own expense (unless the company otherwise resolves), require the company to: (i) give notice to all shareholders entitled to receive notice of the annual general meeting of any resolution that the shareholder(s) may properly move at the next annual general meeting; and/or (ii) circulate to all shareholders entitled to receive notice of any general meeting a statement in respect of any matter referred to in any proposed resolution or any business to be conducted at such general meeting. The number of shareholders necessary for such a requisition is either: (i) any number of shareholders representing not less than 5% of the total voting rights of all shareholders entitled to vote at the meeting to which the requisition relates; or (ii) not less than 100 shareholders. Delaware law does not include a provision restricting the manner in which nominations for directors may be made by shareholders or the manner in which business may be brought before a meeting, although restrictions may be included in a Delaware company’s certificate of incorporation or bylaws.

Calling of Special Shareholders Meetings. Under Aircastle’s bye-laws, a special general meeting may be called by the President, the chairman of the Board or the Board. The Board must call a special general meeting upon the request of Fortress or any “significant shareholder” or “affiliate” of such shareholder (both as defined in the bye-laws) so long as the significant shareholder and its affiliates collectively hold shares carrying at least 10% of the votes attaching to all issued and outstanding shares at the time of such request. Bermuda law also provides that a special general meeting must be called upon the request of shareholders holding not less than 10% of the paid-up capital of the company carrying the right to vote at general meetings. Delaware law permits the board of directors or any person who is authorized under a corporation’s certificate of incorporation or bylaws to call a special meeting of shareholders.

Notice of Shareholder Meetings. Bermuda law requires that shareholders be given at least five days’ advance notice of any general meeting. Under Delaware law, a company is generally required to give written notice of any meeting not less than ten days nor more than 60 days before the date of the meeting to each stockholder entitled to vote at the meeting.

Amendment of Organizational Documents. Bermuda law provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of shareholders of which due notice has been given. Certain amendments to the memorandum of association may require approval of the Bermuda Minister of Finance, who may grant or withhold approval at his or her discretion.

Under Bermuda law, the holders of an aggregate of not less than 20% in par value of a company’s issued and outstanding share capital have the right to apply to the Bermuda courts for an annulment of any amendment of the memorandum of association adopted by shareholders at any general meeting, other than an amendment which alters or reduces a company’s share capital as provided in the Companies Act. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda court. An application for an annulment of an amendment of the memorandum of association must be made within 21 days after the date on which the resolution altering the company’s memorandum of association is passed and may be made on behalf of persons entitled to make the application by one or more of their designees as such holders may appoint in writing for such purpose. No application may be made by the shareholders voting in favor of the amendment.

Under Delaware law, amendment of the certificate of incorporation, which is the equivalent of a memorandum of association, of a company must be made by a resolution of the board of directors setting forth the amendment, declaring its advisability, and either calling a special meeting of the shareholders entitled to vote or directing that the proposed amendment be considered at the next annual meeting of the shareholders. Delaware law requires that, unless a greater percentage is provided for in the certificate of incorporation, a majority of the outstanding voting power of the corporation is required to approve any amendment to the certificate of incorporation that requires adoption by shareholders at the shareholders’ meeting. Notwithstanding such requirements, unless otherwise expressly required by the certificate of incorporation, no meeting or vote of shareholders is required to change the corporate name or delete provisions that were necessary to effect a change, exchange, reclassification, subdivision, combination or cancellation of stock if such change, exchange, reclassification, subdivision, combination or cancellation has become effective. If the amendment would alter the number of authorized shares or par value or otherwise adversely affect the powers, preferences or special rights of any class of a company’s stock, the holders of the issued and outstanding shares of such affected class, regardless of whether such holders are entitled to vote by the certificate of incorporation, are entitled to vote as a class upon the proposed amendment. However, the number of authorized shares of any class may be increased or decreased, to the extent not falling below the number of shares then outstanding, by the affirmative vote of the holders of a majority of the stock entitled to vote, if so provided in the company’s original certificate of incorporation or any amendment thereto creating such class, adopted prior to the issuance of any shares of such class or authorized by a resolution by the holders of a majority of such class.

Amendment of Bye-laws. Except as provided below, Aircastle’s bye-laws provide that the bye-laws may only be rescinded, altered or amended upon approval by a resolution of Aircastle’s Board and by a resolution of our shareholders.

Those bye-laws regarding the election of directors, classes of directors, the term of office of directors, amalgamations and the bye-law governing the amendment of the foregoing bye-laws may only be rescinded, altered or amended upon approval by a resolution of the directors and by a resolution of our shareholders, including the affirmative votes of at least 66.0% of the votes attaching to all shares in issue entitling the holder to vote on such resolution.

Those bye-laws dealing with the removal of directors, corporate opportunity and the bye-law governing the amendment of the foregoing bye-laws may only be rescinded, altered or amended upon approval by a resolution of the directors and by a resolution of our shareholders, including the affirmative votes of at least 80.0% of the votes attaching to all shares in issue entitling the holder to vote on such resolution.

In connection with the Company’s 2018 annual general meeting, our Board has included certain proposed amendments to our bye-laws. See “Where You Can Find More Information” on page 35 of this prospectus.

Under Delaware law, unless the certificate of incorporation or bylaws provide for a different vote, holders of a majority of the voting power of a corporation and, if so provided in the certificate of incorporation, the directors of the corporation have the power to adopt, amend and repeal the bylaws of a corporation.

Dissolution. Under Bermuda law, a solvent company may be wound up by way of a shareholders’ voluntary liquidation. Prior to the company entering liquidation, a majority of the directors shall each make a statutory declaration, which states that the directors have made a full enquiry into the affairs of the company and have formed the opinion that the company will be able to pay its debts within a period of 12 months of the commencement of the winding up and must file the statutory declaration with the Registrar of Companies in Bermuda. The general meeting will be convened primarily for the purposes of passing a resolution that the company be wound up voluntarily and appointing a liquidator. The winding up of the company is deemed to commence at the time of the passing of the resolution.

Under Delaware law, a corporation may voluntarily dissolve: (1) if a majority of the board of directors adopts a resolution to that effect and the holders of a majority of the issued and outstanding shares entitled to vote thereon vote for such dissolution; or (2) if all shareholders entitled to vote thereon consent in writing to such dissolution.

Transfer Agent and Registrar

A register of holders of the common shares is maintained by Conyers Corporate Services (Bermuda) Limited (previously Codan Services Limited) in Bermuda, and a branch register is maintained in the United States by American Stock Transfer & Trust Company, LLC, who serves as branch registrar and transfer agent. The telephone number of Conyers Corporate Services (Bermuda) Limited is +1 (441) 295-1422 and of American Stock Transfer & Trust Company, LLC is +1 (212) 936-5100.

DESCRIPTION OF DEPOSITARY SHARES

This section describes the general terms and provisions of the depositary shares. The applicable prospectus supplement will describe the specific terms of the depositary shares offered by that prospectus supplement and any general terms outlined in this section that will not apply to those depositary shares.

We may issue depositary receipts representing interests in a particular series of preference shares which are called depositary shares. We will deposit the series of preference shares which are the subject of depositary shares with a depositary to be named in the applicable prospectus supplement, which will hold the preference shares for the benefit of the holders of the depositary shares, in accordance with a deposit agreement between the depositary and us. The holders of depositary shares will be entitled to all the rights and preferences of the preference shares to which the depositary shares relate, including dividend, voting, conversion, redemption and liquidation rights, to the extent of their interests in the preference shares.

While the deposit agreement relating to a particular series of preference shares may have provisions applicable solely to that series of preference shares, all deposit agreements relating to preference shares we issue will include the following provisions:

Dividends and Other Distributions

Each time we pay a cash dividend or make any other type of cash distribution with regard to preference shares of a series, the depositary will distribute to the holder of record of each depositary share relating to that series of preference shares an amount equal to the dividend or other distribution per depositary share the depositary receives. If there is a distribution of property other than cash, the depositary either will distribute the property to the holders of depositary shares in proportion to the depositary shares held by each of them, or the depositary will, if we approve, sell the property and distribute the net proceeds to the holders of the depositary shares in proportion to the depositary shares held by them.

Withdrawal of Preference Shares

Whenever we redeem preferred shares held by a depositary, the depositary will be required to redeem, on the same redemption date, depositary shares constituting, in total, the number of preferred shares held by the depositary which we redeem, subject to the depositary’s receiving the redemption price of those preferred shares. If fewer than all the depositary shares relating to a series are to be redeemed, the depositary shares to be redeemed will be selected by lot or by another method we determine to be equitable.

Redemption of Depositary Shares

Whenever we redeem preference shares held by a depositary, the depositary will be required to redeem, on the same redemption date, depositary shares constituting, in total, the number of preference shares held by the depositary which we redeem, subject to the depositary’s receiving the redemption price of those preference shares. If fewer than all the depositary shares relating to a series are to be redeemed, the depositary shares to be redeemed will be selected by lot or by another method we determine to be equitable.

Voting

Any time we send a notice of meeting or other materials relating to a meeting to the holders of a series of preference shares to which depositary shares relate, we will provide the depositary with sufficient copies of those materials so they can be sent to all holders of record of the applicable depositary shares, and the depositary will send those materials to the holders of record of the depositary shares on the record date for the meeting. The depositary will solicit voting instructions from holders of depositary shares and will vote or not vote the preference shares to which the depositary shares relate in accordance with those instructions.

Liquidation Preference

Upon our liquidation, dissolution or winding up, the holder of a depositary share will be entitled to what the holder of the depositary share would have received if the holder had owned the number of preference shares (or fraction of a share) which is represented by the depositary share.

Conversion

If a series of preference shares are convertible into common shares or other of our securities or property, holders of depositary shares relating to that series of preference shares will, if they surrender depositary receipts representing depositary shares and appropriate instructions to convert them, receive the common shares or other securities or property into which the number of preference shares (or fractions of shares) to which the depositary shares relate could at the time be converted.

Amendment and Termination of a Deposit Agreement

We and the depositary may amend a deposit agreement, except that an amendment which materially and adversely affects the rights of holders of depositary shares, or would be materially and adversely inconsistent with the rights granted to the holders of the preference shares to which they relate, must be approved by holders of at least two-thirds of the outstanding depositary shares. No amendment will impair the right of a holder of depositary shares to surrender the depositary receipts evidencing those depositary shares and receive the preference shares to which they relate, except as required to comply with law. We may terminate a deposit agreement with the consent of holders of a majority of the depositary shares to which it relates. Upon termination of a deposit agreement, the depositary will make the whole or fractional shares of preference shares to which the depositary shares issued under the deposit agreement relate available to the holders of those depositary shares. A deposit agreement will automatically terminate if:

•	All outstanding depositary shares to which it relates have been redeemed or converted; and/or

•	The depositary has made a final distribution to the holders of the depositary shares issued under the deposit agreement upon our liquidation, dissolution or winding up.

Miscellaneous

There will be provisions: (1) requiring the depositary to forward to holders of record of depositary shares any reports or communications from us which the depositary receives with respect to the preference shares to which the depositary shares relate; (2) regarding compensation of the depositary; (3) regarding resignation of the depositary; (4) limiting our liability and the liability of the depositary under the deposit agreement (usually to failure to act in good faith, gross negligence or willful misconduct); and (5) indemnifying the depositary against certain possible liabilities.

DESCRIPTION OF DEBT SECURITIES

We may offer secured or unsecured debt securities in one or more series which may be senior, subordinated or junior subordinated, and which may be convertible into another security.

The following description briefly sets forth certain general terms and provisions of the debt securities. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which these general provisions may apply to the debt securities, will be described in the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, our debt securities will be issued in one or more series under an indenture, dated as of December 5, 2013, between us and Wells Fargo Bank, National Association, as trustee, as supplemented by a first supplemental indenture on December 5, 2013, a second supplemental indenture on March 26, 2014, a third supplemental indenture on January 15, 2015, a fourth supplemental indenture on March 24, 2016 and a fifth supplemental indenture on March 20, 2017. The indenture is attached as an exhibit to the registration statement of which this prospectus forms a part. The terms of the debt securities will include those set forth in the applicable indenture and those made a part of the global indenture by the Trust Indenture Act of 1939 (“TIA”). You should read the summary below, the applicable prospectus supplement and the provisions of the applicable indenture and indenture supplement, if any, in their entirety before investing in our debt securities.

The aggregate principal amount of debt securities that may be issued under the indenture is unlimited. The prospectus supplement relating to any series of debt securities that we may offer will contain the specific terms of the debt securities. These terms may include the following:

•	the title and aggregate principal amount of the debt securities and any limit on the aggregate principal amount;

•	whether the debt securities will be senior, subordinated or junior subordinated;

•	whether the debt securities will be secured or unsecured;

•	any applicable subordination provisions for any subordinated debt securities;

•	the maturity date(s) or method for determining same;

•	the interest rate(s) or the method for determining same;

•	the dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable and whether interest will be payable in cash, additional securities or a combination thereof;

•	whether the debt securities are convertible or exchangeable into other securities and any related terms and conditions;

•	redemption or early repayment provisions;

•	authorized denominations;

•	if other than the principal amount, the principal amount of debt securities payable upon acceleration;

•	place(s) where payment of principal and interest may be made, where debt securities may be presented and where notices or demands upon the company may be made;

•	the form or forms of the debt securities of the series, including such legends as may be required by applicable law;

•	whether such debt securities will be issued in whole or in part in the form of one or more global securities and the date as which the securities are dated if other than the date of original issuance;

•	amount of discount or premium, if any, with which the debt securities will be issued;

•	any covenants applicable to the particular debt securities being issued;

•	any additions or changes in the defaults and events of default applicable to the particular debt securities being issued;

•	the guarantors of each series, if any, and the extent of the guarantees (including provisions relating to seniority, subordination, security and release of the guarantees), if any;

•	the currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, the debt securities will be payable;

•	the time period within which, the manner in which and the terms and conditions upon which the holders of the debt securities or the company can select the payment currency;

•	our obligation or right to redeem, purchase or repay debt securities under a sinking fund, amortization or analogous provision;

•	our obligation or right to redeem, purchase or repay debt securities under a sinking fund, amortization or analogous provision;

•	any restriction or conditions on the transferability of the debt securities;

•	provisions granting special rights to holders of the debt securities upon occurrence of specified events;

•	additions or changes relating to compensation or reimbursement of the trustee of the series of debt securities;

•	additions or changes to the provisions for the defeasance of the debt securities or to provisions related to satisfaction and discharge of the indenture;

•	provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture and the execution of supplemental indentures for such series; and

•	any other terms of the debt securities (which terms shall not be inconsistent with the provisions of the TIA, but may modify, amend, supplement or delete any of the terms of the indenture with respect to such series of debt securities).

General

We may sell the debt securities, including original issue discount securities, at par or at a substantial discount below their stated principal amount. Unless we inform you otherwise in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series or any other series outstanding at the time of issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of securities under the indenture.

We will describe in the applicable prospectus supplement any other special considerations for any debt securities we sell which are denominated in a currency or currency unit other than U.S. dollars. In addition, debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, equity indices or other factors. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked.

Material United States federal income tax consequences and special considerations, if any, applicable to any such series will be described in the applicable prospectus supplement. Unless we inform you otherwise in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

We expect most debt securities to be issued in fully registered form without coupons and in denominations of U.S. $2,000 and any integral multiples in excess thereof. Subject to the limitations provided in the indenture and in the prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the designated corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

Global Securities

Unless we inform you otherwise in the applicable prospectus supplement, the debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

Governing Law

The indenture and the debt securities shall be construed in accordance with and governed by the laws of the State of New York.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of common shares, preference shares or debt securities. We may issue warrants independently or together with any offered securities. The warrants may be attached to or separate from those offered securities. We will issue the warrants under warrant agreements to be entered into between us and a bank or trust company to be named in the applicable prospectus supplement, as warrant agent, all as described in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The prospectus supplement relating to any warrants that we may offer will contain the specific terms of the warrants. These terms may include the following:

•	the title of the warrants;

•	the price or prices at which the warrants will be issued;

•	the designation, amount and terms of the securities for which the warrants are exercisable;

•	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each other security;

•	the aggregate number of warrants;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

•	if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;

•	if applicable, a discussion of the material U.S. federal income tax considerations applicable to the exercise of the warrants;

•	the date on which the right to exercise the warrants will commence, and the date on which the warrants will expire;

•	the maximum or minimum number of warrants that may be exercised at any time;

•	information with respect to book-entry procedures, if any; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Exercise of Warrants

Each warrant will entitle the holder of the warrant to purchase for cash the amount of common shares, preference shares or debt securities at the exercise price stated or determinable in the applicable prospectus supplement for the warrants. Warrants may be exercised at any time up to the close of business on the expiration date shown in the applicable prospectus supplement, unless otherwise specified in such prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void. Warrants may be exercised as described in the applicable prospectus supplement. When the warrant holder makes the payment and properly completes and signs the warrant certificate at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as possible, forward the common shares, preference shares or debt securities that the warrant holder has purchased. If the warrant holder exercises the warrant for less than all of the warrants represented by the warrant certificate, we will issue a new warrant certificate for the remaining warrants.

DESCRIPTION OF SUBSCRIPTION RIGHTS

We may issue subscription rights to purchase common shares, preference shares, debt securities or other securities. These subscription rights may be issued independently or together with any other security offered by us and may or may not be transferable by the securityholder receiving the subscription rights in such offering. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

The applicable prospectus supplement will describe the specific terms of any offering of subscription rights for which this prospectus is being delivered, including the following:

•	the price, if any, for the subscription rights;

•	the exercise price payable for each common share, preference share, debt securities or other securities upon the exercise of the subscription rights;

•	the number of subscription rights issued to each securityholder;

•	the number and terms of each common share, preference share, debt securities or other securities which may be purchased per each subscription right;

•	the extent to which the subscription rights are transferable;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the subscription rights or the exercise price of the subscription rights;

•	any other terms of the subscription rights, including the terms, procedures and limitations relating to the exchange and exercise of the subscription rights;

•	the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;

•	the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities; and

•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of subscription rights.

The description in the applicable prospectus supplement of any subscription rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable subscription rights certificate or subscription rights agreement, which will be filed with the SEC if we offer subscription rights. For more information on how you can obtain copies of any subscription rights certificate or subscription rights agreement if we offer subscription rights, see “Where You Can Find More Information” on page 35 of this prospectus. We urge you to read the applicable subscription rights certificate, the applicable subscription rights agreement and any applicable prospectus supplement in their entirety.

DESCRIPTION OF PURCHASE CONTRACTS AND PURCHASE UNITS

We may issue purchase contracts for the purchase or sale of common shares, preference shares or debt securities issued by us or by third parties as specified in the applicable prospectus supplement. Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase on specified dates, such securities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the securities otherwise deliverable, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract. The price per security and the number of securities may be fixed at the time the purchase contracts are entered into or may be determined by reference to a specific formula set forth in the applicable purchase contracts.

The purchase contracts may be issued separately or as part of units consisting of a purchase contract and debt securities or debt obligations of third parties, including U.S. treasury securities, or any other securities described in the applicable prospectus supplement or any combination of the foregoing, securing the holders’ obligations to purchase the securities under the purchase contracts, which we refer to herein as “purchase units.” The purchase contracts may require holders to secure their obligations under the purchase contracts in a specified manner. The purchase contracts also may require us to make periodic payments to the holders of the purchase contracts or the purchase units, as the case may be, or vice versa, and those payments may be unsecured or pre-funded on some basis.

The applicable prospectus supplement will describe the terms of any purchase contract or purchase unit and will contain a summary of certain material U.S. federal income tax consequences applicable to the purchase contracts and purchase units.

SELLING SECURITYHOLDERS

Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment or in filings we make with the SEC under the Exchange Act, which are incorporated by reference into this prospectus.

PLAN OF DISTRIBUTION

We or the selling securityholders may sell the applicable securities offered by this prospectus from time to time in one or more transactions, including without limitation:

•	directly to one or more purchasers;

•	through agents;

•	to or through underwriters, brokers or dealers; or

•	through a combination of any of these methods.

A distribution of the securities offered by this prospectus may also be effected through the issuance of derivative securities, including without limitation, warrants, subscriptions, exchangeable securities, forward delivery contracts and the writing of options.

In addition, the manner in which we may sell some or all of the securities covered by this prospectus include, without limitation, through:

•	a block trade in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

•	privately negotiated transactions.

We may also enter into hedging transactions. For example, we may:

•	enter into transactions with a broker-dealer or affiliate thereof in connection with which such broker-dealer or affiliate will engage in short sales of the common shares pursuant to this prospectus, in which case such broker-dealer or affiliate may use shares of common shares received from us to close out its short positions;

•	sell securities short and redeliver such shares to close out our short positions;

•	enter into option or other types of transactions that require us to deliver common shares to a broker-dealer or an affiliate thereof, who will then resell or transfer the common shares under this prospectus; or

•	loan or pledge the common shares to a broker-dealer or an affiliate thereof, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares pursuant to this prospectus.

In addition, we may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell the applicable securities covered by and pursuant to this prospectus and an applicable prospectus supplement or pricing supplement, as the case may be. If so, the third party may use securities borrowed from us to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement or pricing supplement, as the case may be.

A prospectus supplement with respect to each offering of securities will state the terms of the offering of the securities, including:

•	the name or names of any underwriters or agents and the amounts of securities underwritten or purchased by each of them, if any;

•	the public offering price or purchase price of the securities and the net proceeds to be received by us from the sale;

•	any delayed delivery arrangements;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or markets on which the securities may be listed.

The offer and sale of the securities described in this prospectus by us, the underwriters or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions, either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to the prevailing market prices; or

•	at negotiated prices.

General

Any public offering price and any discounts, commissions, concessions or other items constituting compensation allowed or reallowed or paid to underwriters, dealers, agents or remarketing firms may be changed from time to time. The underwriters, dealers, agents and remarketing firms that participate in the distribution of the offered securities may be “underwriters” as defined in the Securities Act. Any discounts or commissions they receive from us and any profits they receive on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters, agents or dealers and describe their commissions, fees or discounts in the applicable prospectus supplement or pricing supplement, as the case may be.

Underwriters and Agents

If underwriters are used in a sale, they will acquire the offered securities for their own account. The underwriters may resell the offered securities in one or more transactions, including negotiated transactions. These sales may be made at a fixed public offering price or prices, which may be changed, at market prices prevailing at the time of the sale, at prices related to such prevailing market price or at negotiated prices. We may offer the securities to the public through an underwriting syndicate or through a single underwriter. The underwriters in any particular offering will be mentioned in the applicable prospectus supplement or pricing supplement, as the case may be.

Unless otherwise specified in connection with any particular offering of securities, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions contained in an underwriting agreement that we will enter into with the underwriters at the time of the sale to them. The underwriters will be obligated to purchase all of the securities of the series offered if any of the securities are purchased, unless otherwise specified in connection with any particular offering of securities. Any initial offering price and any discounts or concessions allowed, reallowed or paid to dealers may be changed from time to time.

We may designate agents to sell the offered securities. Unless otherwise specified in connection with any particular offering of securities, the agents will agree to use their best efforts to solicit purchases for the period of their appointment. We may also sell the offered securities to one or more remarketing firms, acting as principals for their own accounts or as agents for us. These firms will remarket the offered securities upon purchasing them in accordance with a redemption or repayment pursuant to the terms of the offered securities. A prospectus supplement or pricing supplement, as the case may be will identify any remarketing firm and will describe the terms of its agreement, if any, with us and its compensation.

In connection with offerings made through underwriters or agents, we may enter into agreements with such underwriters or agents pursuant to which we receive our outstanding securities in consideration for the securities being offered to the public for cash. In connection with these arrangements, the underwriters or agents may also sell securities covered by this prospectus to hedge their positions in these outstanding securities, including in short sale transactions. If so, the underwriters or agents may use the securities received from us under these arrangements to close out any related open borrowings of securities.

Dealers

We may sell the offered securities to dealers as principals. We may negotiate and pay dealers’ commissions, discounts or concessions for their services. The dealer may then resell such securities to the public either at varying prices to be determined by the dealer or at a fixed offering price agreed to with us at the time of resale. Dealers engaged by us may allow other dealers to participate in resales.

Direct Sales

We may choose to sell the offered securities directly. In this case, no underwriters or agents would be involved.

Institutional Purchasers

We may authorize agents, dealers or underwriters to solicit certain institutional investors to purchase offered securities on a delayed delivery basis pursuant to delayed delivery contracts providing for payment and delivery on a specified future date. The applicable prospectus supplement or pricing supplement, as the case may be, will provide the details of any such arrangement, including the offering price and commissions payable on the solicitations.

We will enter into such delayed contracts only with institutional purchasers that we approve. These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions.

Indemnification; Other Relationships

We may have agreements with agents, underwriters, dealers and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Agents, underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, us in the ordinary course of business. This includes commercial banking and investment banking transactions.

Market-Making, Stabilization and Other Transactions

There is currently no market for any of the offered securities, other than the common shares which are listed on the NYSE. If the offered securities are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors. While it is possible that an underwriter could inform us that it intends to make a market in the offered securities, such underwriter would not be obligated to do so, and any such market-making could be discontinued at any time without notice. Therefore, no assurance can be given as to whether an active trading market will develop for the offered securities. We have no current plans for listing of the debt securities, preference shares or warrants on any securities exchange or quotation system; any such listing with respect to any particular debt securities, preference shares or warrants will be described in the applicable prospectus supplement or pricing supplement, as the case may be.

In connection with any offering of common shares, preference shares, debt securities or securities that provide for the issuance of our common shares upon conversion, exchange or exercise, as the case may be, the underwriters may purchase and sell common shares, preference shares or our debt securities in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common shares in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of shares made in an amount up to the number of shares represented by the underwriters’ over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the common shares in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing common shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress for the purpose of pegging, fixing or maintaining the price of the securities.

In connection with any offering, the underwriters may also engage in penalty bids. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, certain legal matters as to U.S. and New York law will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Certain legal matters as to Bermuda law will be passed upon for us by Conyers Dill & Pearman Limited, Hamilton, Bermuda. If the validity of any securities is also passed upon by counsel for the underwriters of an offering of those securities, that counsel will be named in the prospectus supplement relating to that offering.

EXPERTS

The consolidated financial statements of Aircastle Limited appearing in Aircastle Limited’s Annual Report on Form 10-K for the year ended December 31, 2017 and the effectiveness of Aircastle Limited’s internal control over financial reporting as of December 31, 2017 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

All statements included or incorporated by reference in this prospectus, any accompanying prospectus supplements and the documents incorporated by reference herein and therein, other than characterizations of historical fact, are forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include, but are not necessarily limited to, statements relating to our ability to acquire, sell, lease or finance aircraft, raise capital, pay dividends, and increase revenues, earnings, EBITDA, Adjusted EBITDA and Adjusted Net Income and the global aviation industry and aircraft leasing sector. Words such as “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “may,” “will,” “would,” “could,” “should,” “seeks,” “estimates” and variations on these words and similar expressions are intended to identify such forward-looking statements. These statements are based on our historical performance and that of our subsidiaries and on our current plans, estimates and expectations and are subject to a number of factors that could lead to actual results materially different from those described in the forward-looking statements; Aircastle can give no assurance that its expectations will be attained. Accordingly, you should not place undue reliance on any such forward-looking statements contained in this prospectus, any accompanying prospectus supplements or the documents incorporated by reference herein or therein which are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date such statements are made. These risks or uncertainties include, but are not limited to, those described from time to time in Aircastle’s filings with the SEC and previously disclosed under “Risk Factors” Aircastle’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and elsewhere in this prospectus and any accompanying prospectus supplement. In addition, new risks and uncertainties emerge from time to time, and it is not possible for Aircastle to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this prospectus. Aircastle expressly disclaims any obligation to revise or update publicly any forward-looking statement to reflect future events or circumstances.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may inspect without charge any documents filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site, www.sec.gov, that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including Aircastle Limited. Our common shares are listed and traded on the NYSE. You may also inspect the information we file with the SEC at the NYSE’s offices at 20 Broad Street, New York, New York 10005. Information about us, including our SEC filings, is also available at our internet site at www.aircastle.com. However, the information on our internet site is not part of this prospectus or any prospectus supplement.

The SEC allows us to “incorporate by reference” information into this prospectus and any accompanying prospectus supplement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered part of this prospectus, and information filed with the SEC subsequent to this prospectus and prior to the termination of the particular offering referred to in such prospectus supplement will automatically be deemed to update and supersede this information. We incorporate by reference into this prospectus and any accompanying prospectus supplement the documents listed below (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on February 13, 2018;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, filed with the SEC on May 3, 2018;

•	Current Report on Form 8-K filed with the SEC on May 3, 2018;

•	Definitive Proxy Statement, as filed with the SEC on April 3, 2018 (as to those portions incorporated into our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on February 13, 2018, only); and

•	The description of our common shares set forth in our registration statement on Form 8-A filed with the SEC on July 25, 2006, and any amendment or report filed for the purpose of updating such description.

We also incorporate by reference any future filings made by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the date all of the securities offered hereby are sold or the offering is otherwise terminated, with the exception of any information furnished under Item 2.02 and Item 7.01 of Form 8-K (including related exhibits), which is not deemed filed and which is not incorporated by reference herein. Any such filings shall be deemed to be incorporated by reference and to be a part of this prospectus from the respective dates of filing of those documents.

We will provide without charge upon written or oral request to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any and all of the documents which are incorporated by reference into this prospectus but not delivered with this prospectus (other than exhibits unless such exhibits are specifically incorporated by reference in such documents).

You may request a copy of these documents by writing or telephoning us at:

Aircastle Limited

c/o Aircastle Advisor LLC

201 Tresser Boulevard, Suite 400

Stamford, CT 06901

(203) 504-1020

7,887,029 Shares

Aircastle Limited

Common Shares

Goldman Sachs & Co. LLC

Citigroup

May         , 2018